UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Securities Exchange Act of 1934

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DELPHI AUTOMOTIVE PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2017 NOTICE OF MEETING AND PROXY STATEMENT

To our Shareholders:

I am pleased to invite you to Delphi Automotive PLC’s Annual General Meeting of Shareholders to be held on Thursday, April 27, 2017, at 9:00 a.m. local time, at the Four Seasons Hotel London at Park Lane.

The following Notice of Annual General Meeting of Shareholders and Proxy Statement describes the business to be conducted at the annual meeting. You can find financial and other information about Delphi in the accompanying Form 10-K for the fiscal year ended December 31, 2016. These materials are also available on Delphi’s website, delphi.com.

Your vote is very important to Delphi. Prior to the meeting, I encourage you to sign and return your proxy card or use telephone or Internet voting so that your shares will be represented and voted at the meeting.

Thank you for your continued support. We look forward to seeing you on April 27, 2017.

Sincerely,

Kevin P. Clark

President and Chief Executive Officer

2017 NOTICE OF MEETING AND PROXY STATEMENT

Notice of Annual General Meeting of Shareholders

Thursday, April 27, 2017 9:00 a.m. local time	Four Seasons Hotel London at Park Lane Hamilton Place Park Lane London England W1J 7DR	Record Date The close of business February 27, 2017

Purpose of Meeting

Presenting the Company’s accounts for the fiscal year ended December 31, 2016, together with the auditors’ reports on those accounts, to the shareholders at the Annual Meeting and passing the following resolutions, and to transact such other business as may properly come before the Annual Meeting. Resolutions 1 to 14 will be proposed as ordinary resolutions, and Resolution 14 will be proposed as an advisory, non-binding resolution:

•	Ordinary Resolutions

Election of Directors

1)	THAT Joseph S. Cantie be re-elected as a director of the Company.
2)	THAT Kevin P. Clark be re-elected as a director of the Company.
3)	THAT Gary L. Cowger be re-elected as a director of the Company.
4)	THAT Nicholas M. Donofrio be re-elected as a director of the Company.
5)	THAT Mark P. Frissora be re-elected as a director of the Company.
6)	THAT Rajiv L. Gupta be re-elected as a director of the Company.
7)	THAT Sean O. Mahoney be re-elected as a director of the Company.
8)	THAT Timothy M. Manganello be re-elected as a director of the Company.
9)	THAT Ana G. Pinczuk be elected as a director of the Company.
10)	THAT Thomas W. Sidlik be re-elected as a director of the Company.
11)	THAT Bernd Wiedemann be re-elected as a director of the Company.
12)	THAT Lawrence A. Zimmerman be re-elected as a director of the Company.

Auditors

13)	THAT Ernst & Young LLP be re-appointed as the auditors of the Company from the conclusion of this meeting until the conclusion of the Annual Meeting of the Company to be held in 2018, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2017 be ratified and that the directors be authorized to determine the fees to be paid to the auditors.

•	Advisory, Non-Binding Resolution

Executive Compensation

14)	THAT the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.

•	Record Date

You are entitled to vote only if you were a shareholder of Delphi Automotive PLC at the close of business on February 27, 2017. Holders of ordinary shares of Delphi are entitled to one vote for each share held of record on the record date.

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2017 NOTICE OF MEETING AND PROXY STATEMENT

Notice of Annual General Meeting of Shareholders (continued)

•	Attendance at the Annual Meeting

We hope you will be able to attend the Annual Meeting in person. If you expect to attend, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

•	Where to Find More Information about the Resolutions and Proxies

Further information regarding the business to be conducted and the resolutions is set out in the proxy statement (the “Proxy Statement”) and other proxy materials, which can be accessed by following the instructions on the Notice of Internet Availability that accompanies this Notice.

You are entitled to appoint one or more proxies to attend the Annual Meeting and vote on your behalf. Your proxy does not need to be a shareholder of the Company. Instructions on how to appoint a proxy are set out in the Proxy Statement and on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Sherbin

Senior Vice President, General Counsel,

Secretary and Chief Compliance Officer

PLEASE NOTE THAT YOU WILL NEED PROOF THAT YOU OWN DELPHI SHARES AS OF THE RECORD DATE TO BE ADMITTED TO THE ANNUAL MEETING

Record shareholder:    If your shares are registered directly in your name, please bring proof of such ownership.

Shares held in street name by a broker or a bank:    If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of ownership to the meeting together with a proxy issued in your name if you intend to vote in person at the Annual Meeting.

This Notice of Annual Meeting and the Proxy Statement are being distributed or made available on or about March 13, 2017.

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2017 NOTICE OF MEETING AND PROXY STATEMENT

DELPHI AUTOMOTIVE PLC    3

2017 NOTICE OF MEETING AND PROXY STATEMENT

Table of Contents (continued)

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2017 NOTICE OF MEETING AND PROXY STATEMENT

DELPHI AUTOMOTIVE PLC

2017 Proxy Statement — Summary

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF SHAREHOLDERS

Date: April 27, 2017

Time: 9:00 a.m. local time

Location: Four Seasons Hotel London at Park Lane, Hamilton Place, Park Lane London, England W1J 7DR

Record Date: February 27, 2017

GENERAL INFORMATION

Stock Symbol: DLPH

Exchange: NYSE

Ordinary Shares Outstanding (as of the record date): 269 million shares

Registrar & Transfer Agent: Computershare Investor Services

Principal Executive Offices: Courteney Road, Hoath Way, Gillingham, Kent ME8 0RU United Kingdom

Corporate Website: delphi.com

Investor Relations Website: investor.delphi.com

SHAREHOLDER VOTING MATTERS

Proposal	Board’s Voting Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH NOMINEE	(p. 6)
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	(p. 43)
Advisory Vote to Approve Executive Compensation	FOR	(p. 43)

CORPORATE GOVERNANCE

Director Nominees: 12

Joseph S. Cantie (Independent)

Kevin P. Clark (Management)

Gary L. Cowger (Independent)

Nicholas M. Donofrio (Independent)

Mark P. Frissora (Independent)

Rajiv L. Gupta (Independent)

Sean O. Mahoney (Independent)

Timothy M. Manganello (Independent)

Ana G. Pinczuk (independent)

Thomas W. Sidlik (Independent)

Bernd Wiedemann (Independent)

Lawrence A. Zimmerman (Independent)

Director Term: One year

Board Meetings in 2016: 10

Standing Board Committees’ Meetings in 2016:

Audit (5), Compensation and Human Resources (6), Finance (5), Innovation and Technology (3), Nominating and Governance (5)

NAMED EXECUTIVE OFFICERS

•	Kevin P. Clark
•	Joseph R. Massaro
•	Majdi B. Abulaban
•	Liam Butterworth
•	Jeffrey Owens (retired effective March 1, 2017)
•	Mark J. Murphy (stepped down from his position effective February 29, 2016)

Stock Ownership Guidelines: Yes (p. 27)

Clawback Policy: Yes (p. 28)

Restrictive Covenants for Executives: Yes (p. 28)

No Excise Tax Gross-Ups: Yes (p. 28)

No Hedging/No Pledging: Yes (p. 28)

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2017 NOTICE OF MEETING AND PROXY STATEMENT

Election of Directors

(Resolutions 1 to 12)

The Board currently consists of 12 members serving one-year terms. The 12 current directors are being elected at the Annual Meeting, each to serve until the 2018 annual meeting, or until such director’s earlier resignation, retirement or other termination of service.

The Board has been informed that each nominee is willing to continue to serve as a director. If a director does not receive a majority of the vote for his or her election, then that director will not be elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. Each member of our Board, other than Ms. Pinczuk and Messrs. Cantie, Clark, and Manganello, was a member of Delphi ‘s Board prior to the Company’s initial public offering in 2011, and information included in this Proxy Statement as to each member’s tenure on our Board reflects that service.

The Board believes that the combination of the various qualifications, skills, and breadth and depth of experiences of the director nominees contributes to an effective and well-functioning Board. The Board and the Nominating and Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Included in each director nominee’s biography below is an assessment of each member’s specific qualifications, attributes, skills and experience.

Joseph S. Cantie

Mr. Cantie is the former Executive Vice President and Chief Financial Officer of ZF TRW, a division of ZF Friedrichshafen AG (“ZF”), a global automotive supplier, a position he held from May 2015 until January 2016. He served in these same roles for TRW Automotive Holdings Corp., which was acquired by ZF in May 2015, since 2003. Prior to that time, he held other executive positions at TRW Inc., which he joined in 1999. From 1996-1999, Mr. Cantie served in several executive positions with LucasVarity Plc, including serving as Vice President and Controller. Prior to joining LucasVarity, Mr. Cantie spent 10 years with KPMG LLP. Mr. Cantie is a certified public accountant and holds a bachelor of science degree from the State University of New York at Buffalo.

Director since: June 2015

Qualifications: As a seasoned financial executive, with extensive automotive supply and global public company experience, Mr. Cantie provides the Board significant enterprise risk management, financial and industry expertise.

Other Directorships: Summit Materials, Inc. and TopBuild Corp.

Age: 53

Kevin P. Clark

In March 2015, Mr. Clark became Delphi’s President and Chief Executive Officer. In 2014, Mr. Clark was appointed Chief Operating Officer responsible for Delphi’s business divisions, as well as the Global Supply Management function. Mr. Clark joined Delphi in 2010 as Chief Financial Officer, responsible for all financial activities including strategic planning, corporate development, financial planning and analysis, treasury, accounting, and tax. Before coming to Delphi, he was a founding partner of Liberty Lane Partners, LLC, a private equity investment firm focused on investing in and building and improving middle-market companies. Mr. Clark served as Chief Financial Officer of Fisher-Scientific International Inc., a manufacturer, distributor and service provider to the global healthcare market, from the company’s initial public offering in 2001 through the completion of its merger with Thermo Electron Corporation in 2006. He also held a number of senior management positions at Fisher-Scientific. Mr. Clark began his career in the financial organization of Chrysler Corporation. He has both a bachelor’s degree in financial administration and a master’s degree in finance from Michigan State University.

Director since: March 2015

Qualifications: Mr. Clark is a proven leader with demonstrated success in creating and implementing Delphi’s business strategy. As our CEO and former CFO, Mr. Clark provides the Board significant strategic, financial and industry expertise.

Other Directorships: None

Age: 54

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Election of Directors (continued)

Gary L. Cowger

Mr. Cowger retired as Group Vice President of Global Manufacturing and Labor Relations for General Motors in 2009, a position he held since 2005. He is currently the Chairman and CEO of GLC Ventures, LLC, a consulting firm. Mr. Cowger began his career with GM in 1965 and held a range of senior leadership positions in business and operations in several countries, including President of GM North America, Chairman and Managing Director, Opel, AG and President of GM de Mexico. Mr. Cowger earned a bachelor of science degree from Kettering University and a master of science degree from the Massachusetts Institute of Technology.

Director since: November 2009

Qualifications: Through his extensive experience in the automotive industry across global markets, Mr. Cowger provides industry and operational expertise and strengthens the Board’s global perspective.

Other Directorships: Titan International, Inc. and Tecumseh Products Company (2013-2015)

Age: 69

Nicholas M. Donofrio

Mr. Donofrio retired as Executive Vice President, Innovation & Technology at IBM in 2008. Mr. Donofrio began his career at IBM in 1964, and worked there for more than 40 years in various positions of increasing responsibility, including Division Director; President for Advanced Workstations Division; General Manager, Large Scale Computing Division; and Senior Vice President, Technology & Manufacturing. Mr. Donofrio earned a bachelor of science degree from Rensselaer Polytechnic Institute and holds a master’s degree from Syracuse University.

Director since: December 2009

Qualifications: Mr. Donofrio brings to the Board executive management skills and significant technological expertise, providing us with valuable insight regarding technology and innovation strategies.

Other Directorships: Advanced Micro Devices, Inc. and Bank of New York Mellon Corporation

Age: 71

Mark P. Frissora

In July 2015, Mr. Frissora became the President and Chief Executive Officer of Caesars Entertainment Corporation, a casino entertainment company. He joined Caesars in February 2015 as CEO Designate and a member of their board of directors. He previously served as the Chairman and CEO of Hertz Global Holdings, Inc. from 2006 to 2014. Prior to joining Hertz, Mr. Frissora served as Chairman and CEO of Tenneco, Inc. from 2000 to 2006. Mr. Frissora previously served for five years as a Vice President at Aeroquip-Vickers Corporation. From 1987 to 1991, he held various management positions at Philips N.V., including Director of Marketing and Director of Sales. Prior to Philips, he worked for ten years at General Electric Co. in brand management, marketing and sales. Mr. Frissora holds a bachelor’s degree from The Ohio State University and has completed advanced studies at both Babson College and the Thunderbird International School of Management.

Director since: December 2009

Qualifications: Mr. Frissora contributes expertise in automotive operations, product development, marketing and sales. As the CEO of a global public company, Mr. Frissora also contributes talent development and strategic and financial management skills.

Other Directorships: Caesars

Entertainment Corporation,

Walgreens Boots Alliance, Inc.

(2009-2015) and Hertz Global

Holdings, Inc. (2006-2014)

Age: 61

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2017 NOTICE OF MEETING AND PROXY STATEMENT

Election of Directors (continued)

Rajiv L. Gupta

Mr. Gupta is former Chairman and CEO of Rohm and Haas Company, a worldwide producer of specialty materials, a position he held from 1999 to 2009. Mr. Gupta began his career at Rohm and Haas in 1971 and served in a broad range of global operations and financial leadership roles. Mr. Gupta received a bachelor of science degree in Mechanical Engineering from the Indian Institute of Technology, a master of science degree in Operations Research from Cornell University and an MBA in Finance from Drexel University.

Director since: November 2009

Qualifications: Mr. Gupta’s professional experience, including as Chairman and CEO of a global public company and other board assignments, enable him to contribute his expertise in corporate leadership, public company governance, strategic analysis, operations and executive compensation matters.

Other Directorships: Arconic Inc., The Vanguard Group, Inc., HP Inc. (formerly Hewlett Packard) (2009-2017) and Tyco International plc (2005-2016)

Age: 71

Sean O. Mahoney

Mr. Mahoney is a private investor with over two decades of experience in investment banking and finance. Mr. Mahoney spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities, where he served as Vice Chairman, Global Banking. During his banking career, Mr. Mahoney acted as an advisor to companies across a broad range of industries and product areas. He earned his undergraduate degree from the University of Chicago and his graduate degree from Oxford University, where he was a Rhodes Scholar.

Director since: November 2009

Qualifications: Through his experience in investment banking and finance and proven investment acumen, Mr. Mahoney provides the Board with expertise in financial and business strategy, capital markets, financing, and mergers and acquisitions.

Other Directorships: Arconic Inc., Cooper-Standard Holdings, Inc., Formula One Holdings, Post-bankruptcy Board of Lehman
Brothers Holdings Inc. and Alcoa Inc. (2016)

Age: 54

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Election of Directors (continued)

Timothy M. Manganello

Mr. Manganello retired as Chief Executive Officer of BorgWarner Inc., a global automotive supplier, in 2012, and retired as Executive Chairman of the Board of BorgWarner in 2013. He served in these roles since 2003 and had also served as President and Chief Operating Officer, among other executive roles. He joined the company in 1989. Mr. Manganello also served as the Chairman of the Chicago Federal Reserve Bank, Detroit branch, from 2007 to 2011. He earned both undergraduate and graduate engineering degrees from the University of Michigan.

Director since: March 2015

Qualifications: As the retired Chairman and CEO of an automotive supply company and global public company, Mr. Manganello offers the Board valuable experience in automotive operations, international sales, operations and engineering, as well as strategic and financial management skills.

Other Directorships: Bemis Company, Inc., BorgWarner Inc.

(2002-2013) and Zep Inc.

(2011-2015)

Age: 67

Ana G. Pinczuk

Ms. Pinczuk previously served as the Executive Vice President and Chief Product Officer of Veritas Technologies LLC, a data management provider specializing in information protection, availability, and insight solutions, a position she held from March 2016 until October 2016. Prior to that time, she served as the Senior Vice President and General Manager, Backup and Recovery for Symantec Corporation from 2015 until 2016. From 2000 until 2015, Ms. Pinczuk served in varied executive positions with Cisco Systems, Inc., including serving as Senior Vice President, Sales from 2014 to 2015, Senior Vice President, Services Transformation and Chief Operating Officer from 2013 to 2014, and Vice President, Global Technical Services from 2009 until 2013. Prior to joining Cisco, Ms. Pinczuk spent 15 years with AT&T, Inc., in positions of increasing responsibility. Ms. Pinczuk earned both undergraduate and graduate mechanical engineering degrees from Cornell University, an executive master degree in technology management from the University of Pennsylvania and a master of software management degree from Carnegie Mellon University.

Director since: November 2016

Qualifications: Ms. Pinczuk’s broad and extensive technology background spans mobile, IP networking, software, data storage and security, making her a strong addition to the Board as Delphi accelerates its innovation in new mobility technologies that are reshaping the automotive industry.

Other Directorships: None

Age: 53

Thomas W. Sidlik

Mr. Sidlik retired from the DaimlerChrysler AG Board of Management in Germany in 2007 after a 34-year career in the automotive industry. He previously served as Chairman and CEO of Chrysler Financial Corporation, Chairman of the Michigan Minority Business Development Council and Vice-Chairman of the National Minority Supplier Development Council. He received a bachelor of science degree from New York University and an MBA from the University of Chicago.

Director since: December 2009

Qualifications: Mr. Sidlik’s experience on the board of a global automaker provides the Board with significant industry, management, purchasing and strategic expertise, as well as his comprehensive understanding of the issues of diversity in the corporate environment.

Other Directorships: Cooper-Standard Holdings Inc.

Age: 67

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2017 NOTICE OF MEETING AND PROXY STATEMENT

Election of Directors (continued)

Bernd Wiedemann

Mr. Wiedemann is a Senior Advisor at IAV GmbH, a leading provider of engineering services to the automotive industry based in Germany. Mr. Wiedemann joined IAV after retiring from Volkswagen AG and is former Chief Executive Officer, Volkswagen Commercial Vehicles and Truck Division in Wolfsburg, Germany. A 37-year employee of Volkswagen, Mr. Wiedemann held senior executive positions including Executive Vice President, Volkswagen, South America (1994-1995); Executive Vice President, Autolatina (1992-1994) and Director, Passenger Car and Commercial Vehicle Development (1989-1992). Mr. Wiedemann received a master’s degree from the Hannover Technical University, a doctorate from Brandenburg Technical University and is a professor at the Berlin Institute of Technology.

Director since: April 2010

Qualifications: Mr. Wiedemann’s extensive engineering expertise and his global OEM management experience enable him to provide engineering, product development, industry and leadership expertise to the Board.

Other Directorships: None

Age: 74

Lawrence A. Zimmerman

Mr. Zimmerman is the former Vice Chairman and Chief Financial Officer of Xerox Corporation, a position he held from 2002 until 2011. He joined Xerox as Chief Financial Officer in 2002 after retiring from IBM. A 31-year employee of IBM, Mr. Zimmerman held senior executive positions, including Vice President of Finance for IBM’s Europe, Middle East and Africa operations, and Corporate Controller. Mr. Zimmerman received a bachelor of science degree in finance from New York University and an MBA from Adelphi University.

Director since: November 2009

Qualifications: Mr. Zimmerman brings to the Board significant experience leading the finance organization of a large global company, and contributes financial, risk management and strategy expertise.

Other Directorships: Flextronics International Ltd., Brunswick Corporation (2006-2015), Computer Sciences Corporation (2012-2014),

and Stanley Black & Decker, Inc.

(2005-2011)

Age: 74

The Board of Directors recommends a vote “FOR” each of the 12 director nominees named above. If you complete the enclosed proxy card, unless you direct to the contrary on that card, the shares represented by that proxy will be voted FOR the election of all 12 nominees.

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BOARD PRACTICES

Corporate Governance Facts

Board and Governance Information (these items are discussed in more detail below)

Size of Board	12
Independent Lead Director	✓
Number of Independent Directors	11
Mandatory Retirement Age	75
Annual Election of Directors	✓
Independent Directors Meet without Management Present	✓
Director Stock Ownership Guidelines	✓
Code of Ethical Business Conduct Applies to all Directors and Employees	✓

In order to help our shareholders better understand our Board practices, we are including the following description of current practices. The Nominating and Governance Committee periodically reviews these practices.

Size of the Board

The Board currently consists of the 12 directors named in the “Election of Directors” section above. Our Memorandum and Articles of Association provides that our Board must consist of a minimum of 2 directors. The exact number of directors will be determined from time to time by our full Board.

Leadership Structure

The Board believes it is important to retain flexibility to allocate the responsibilities of the offices of the Chairman and CEO in a manner that is in the best interests of the Company. Currently, the Board believes it is in the best interests of the Company to separate the positions of CEO and Chairman and to have an independent Non-Executive Chairman. Rajiv L. Gupta was elected to this role on March 1, 2015. The Board believes this leadership structure affords the Company an effective combination of internal and external experience, continuity and independence, which will serve the Board and the Company well.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. Mr. Clark, our President and Chief Executive Officer, is the only non-independent director. The current non-employee directors of the Company are Joseph S. Cantie, Gary L. Cowger, Nicholas M. Donofrio, Mark P. Frissora, Rajiv L. Gupta, Sean O. Mahoney, Timothy M. Manganello, Ana G. Pinczuk,

Thomas W. Sidlik, Bernd Wiedemann and Lawrence A. Zimmerman. The Board has determined that all of its non-employee directors meet the requirements for independence under the New York Stock Exchange (“NYSE”) listing standards. Furthermore, the Board limits membership on the Audit, Compensation and Human Resources, and Nominating and Governance Committees to independent directors.

Audit Committee Financial Expert

The Board has determined that all of the members of the Audit Committee are financially literate and meet the independence rules required for Audit Committee members by the Securities and Exchange Commission (“SEC”). Messrs. Zimmerman, Cantie and Mahoney meet the qualifications of audit committee financial experts, as defined under the Securities Exchange Act of 1934, as amended.

Evaluation of Board Performance

The Nominating and Governance Committee coordinates an annual evaluation process by which the directors evaluate the Board’s and its Committees’ performance and procedures. This self-evaluation leads to a full Board discussion of the results. Each Committee of the Board also conducts an annual evaluation of its performance and procedures.

Director Retirement

Our Corporate Governance Guidelines provide that the retirement age for directors is 75, unless waived by the Board. No Director who is or would be over 75 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for a specific Director. Once granted, such waiver must be renewed annually.

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Board Practices (continued)

Our Corporate Governance Guidelines also provide that non-employee directors who significantly change their primary employment during their tenure as Board members must offer to tender their resignation to the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate the continued appropriateness of Board membership under the new circumstances and make a recommendation to the Board as to any action to be taken with respect to such offer.

Nomination of Directors

The Nominating and Governance Committee recommends individuals for membership on the Board. The Nominating and Governance Committee considers a candidate’s qualities and expertise, performance, personal characteristics, diversity (inclusive of age, gender, race and ethnicity) and professional responsibilities, and also reviews the composition of the Board relative to the long-term business strategy and the challenges and needs of the Board at that time. The Board as a whole is constituted to be strong in its collective knowledge and diversity of accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

The Nominating and Governance Committee retained a search firm to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services. The recruiting process typically involves either the search firm or a member of the Nominating and Governance Committee contacting a prospect to gauge his or her interest and availability. A candidate will then meet with several members of the Board. At the same time, the Nominating and Governance Committee and the search firm will contact references for the candidate. A background check is completed before a final recommendation is made to the Board to appoint a candidate to the Board.

The culture of the Board enables the Board to operate quickly and effectively in making key decisions. Board meetings are conducted in an environment of trust, confidentiality, open dialogue, mutual respect and constructive commentary.

The Nominating and Governance Committee views diversity in its broadest sense, which includes age, education, ethnicity, experience, gender, leadership qualities and race. The Nominating and Governance Committee will use the same selection process and criteria for evaluating all nominees, regardless of who submits the nominee for consideration.

In accordance with procedures set forth in our Memorandum and Articles of Association, shareholders holding at least ten percent of the ordinary shares outstanding and who have the right to vote at general meetings of the Company may propose, and the Nominating and Governance Committee will consider, nominees for election to the Board at the next annual meeting by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on March 9, 2018, and no earlier than November 29, 2017. The notice periods may change in accordance with the procedures set out in our Memorandum and Articles of Association. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials as the Nominating and Governance Committee may request.

Executive Sessions

Independent directors meet in executive session each Board meeting, without the CEO or any other employees in attendance. The Chairman presides over each executive session of the Board. Each Committee also convenes an executive session at which Committee members meet without the CEO or any other employees in attendance.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company both as a full Board and through its Committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter. While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board is responsible for monitoring management’s actions and decisions. The Board, as apprised by the Audit Committee, determines that appropriate risk management and mitigation procedures are in place and that senior management takes the appropriate steps to manage all major risks.

Stock Ownership Guidelines

The Board believes that each director should hold a meaningful equity position in the Company and has established equity holding requirements for our non-employee directors. The holding requirement for each non-employee director is five times the value of his or her designated annual cash retainer (at least $500,000, based upon the current cash retainer). Each new director will have up to five full years from

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Board Practices (continued)

his or her date of appointment to fulfill this holding requirement. All current non-employee directors, other than Mr. Cantie who joined the Board in 2015 and Ms. Pinczuk who joined the Board in 2016, hold in excess of this minimum shareholding requirement.

Governance Principles

The Board adopted a formal statement of Corporate Governance Guidelines, which sets forth the corporate governance practices for Delphi. The Corporate Governance Guidelines are available on our website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

Code of Ethical Business Conduct

Delphi adopted a Code of Ethical Business Conduct, which applies to all employees and directors, including the principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethical Business Conduct is available on Delphi’s website at delphi.com by clicking on the tab

“Responsibility” and then the heading “Code of Ethics.” Copies of our Code of Ethical Business Conduct are also available to any shareholder who submits a request to the Corporate Secretary at Delphi Automotive PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K by posting on our website any amendments to, or waivers from, a provision of our Code of Ethical Business Conduct that applies to our directors or officers.

Communications with the Board of Directors

Anyone who wishes to communicate with the Board or any individual member of the Board (or independent directors as a group) may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at Delphi Automotive PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098. All correspondence, other than items such as junk mail that are unrelated to a director’s duties and responsibilities, will be forwarded to the appropriate director or directors.

BOARD AND COMMITTEE MEETINGS

During 2016, the Board held 10 in-person or telephonic regular meetings. All of our directors attended at least 75% of the Board and Committee meetings on which the director sits. In addition, all directors are expected to attend annual meetings of shareholders. In 2016, all directors were in attendance at the Annual Meeting.

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BOARD COMMITTEES

Our Board has five committees, as described below: Audit; Compensation and Human Resources; Finance; Innovation and Technology; and Nominating and Governance. Committee charters are available on Delphi’s website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.” Committee membership for 2016 is set forth below:

Committee	Members	Primary Responsibilities	Number of 2016 Meetings
Audit

	Lawrence A. Zimmerman (Chairman) Joseph S. Cantie Gary L. Cowger Sean O. Mahoney Thomas W. Sidlik Bernd Wiedemann	Responsible for the engagement of the registered independent public accounting firm and the review of the scope of the audit to be undertaken by the registered independent public accounting firm. Responsible for oversight of the adequacy of our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. Responsible for oversight of the Company’s compliance programs and enterprise risk management program.	5
Compensation and Human Resources

	Mark P. Frissora (Chairman) Rajiv L. Gupta Timothy M. Manganello	Responsible for the oversight of the Company’s compensation philosophy and reviews and approves executive compensation for executive officers (including cash compensation, equity incentives and benefits).	6
Finance

	Lawrence A. Zimmerman (Chairman) Joseph S. Cantie Nicholas M. Donofrio Sean O. Mahoney	Responsible for oversight of corporate finance matters, including capital structure, financing transactions, acquisitions and divestitures, share repurchase and dividend programs, employee retirement plans, interest rate policies, commodity and currency hedging and the annual business plan, including review of capital expenditures and restructurings.	5
Innovation and Technology

	Nicholas M. Donofrio (Chairman) Gary L. Cowger Timothy M. Manganello Ana G. Pinczuk Thomas W. Sidlik Bernd Wiedemann	Responsible for assisting the Board in its oversight responsibilities relating to research and development, assessing engineering competencies, technological innovation and strategy.	3
Nominating and Governance

	Rajiv L. Gupta (Chairman) Mark P. Frissora Timothy M. Manganello	Responsible for reviewing and recommending to the Board policies and procedures relating to director and board committee nominations and corporate governance policies, conducting director searches and has responsibility for the oversight of the Company’s environmental, health and safety management programs.	5

During 2016, J. Randal MacDonald and Bethany J. Mayer served on our Board of Directors. Prior to Mr. MacDonald’s passing in 2016, he served as Chairman of the Compensation and Human Resources Committee and was a member of the Nominating and Governance Committee. Prior to Ms. Mayer’s retirement from the Board, she served on the Compensation and Human Resources Committee and the Innovation and Technology Committee.

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DIRECTOR COMPENSATION

Board Compensation

Our directors (other than Mr. Clark, who is compensated as an officer of the Company and does not receive additional compensation for services as a member of the Board) received the following annual compensation, which is paid in cash and time-based restricted stock units (“RSUs”). Each director may elect, on an annual basis, to receive 60%, 80% or 100% of his or her compensation in RSUs, with the remainder paid in cash. The Chairman of the Board receives $500,000 annually, and all other directors receive $250,000 annually. In 2016, chairs of our board committees received the following additional annual compensation:

Committee	Additional Annual Compensation
Audit Committee	$25,000
Compensation and Human Resources Committee	20,000
Finance Committee	15,000
Innovation and Technology Committee	10,000
Nominating and Governance Committee(1)	10,000

(1)	The Chairman of the Nominating and Governance Committee is also the Chairman of the Board; he does not receive an additional fee for his service as the Nominating and Corporate Governance Committee Chairman.

An annual grant of RSUs is made on the day of the Annual Meeting and vests on the day before the next Annual Meeting. Cash compensation is paid at the end of each fiscal quarter. Any director who joins the Board, other than in connection with the Annual Meeting, will receive prorated cash compensation and a prorated grant of RSUs, based on the date the director joins the Board. These RSUs vest on the day before the next Annual Meeting.

Changes to Board Compensation for 2017

In December 2016, the Nominating and Governance Committee and the Compensation and Human Resources Committee jointly conducted a review of the compensation paid to our non-employee directors for their service on the Board and its committees. The Committees considered the results of an analysis prepared by the independent compensation consultant, Compensation Advisory Partners LLC. After the review, the Committees approved changes to the compensation program for directors for 2017, as follows:

Effective January 1, 2017, the annual compensation paid to directors will increase to $265,000, and the additional annual compensation paid to Chairs of the Nominating and Governance Committee and Innovation and Technology

Committee will increase to $15,000. If the Chairman of the Board also serves as Chair of the Nominating and Governance Committee, no additional fees will be paid for this service.

The table below shows 2016 cash and equity compensation for each member of the Board:

2016 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Joseph S. Cantie	$—	$250,017	$250,017
Gary L. Cowger	100,000	150,055	250,055
Nicholas M. Donofrio	104,000	156,054	260,054
Mark P. Frissora	103,333	150,055	253,388
Rajiv L. Gupta	125,000	400,072	525,072
J. Randall MacDonald	72,000	162,054	234,054
Sean O. Mahoney	100,000	150,055	250,055
Timothy M. Manganello	100,000	150,055	250,055
Bethany J. Mayer	33,333	—	33,333
Ana G. Pinczuk	16,667	75,018	91,685
Thomas W. Sidlik	100,000	150,055	250,055
Bernd Wiedemann	100,000	150,055	250,055
Lawrence A. Zimmerman	116,000	174,052	290,052

(1)	Reflects the grant date fair value of the equity awards granted to directors as of the date of grant, which was April 28, 2016 for all directors, except Ms. Pinczuk. The grant date for Ms. Pinczuk was November 8, 2016. As of December 31, 2016, these awards were unvested; they vest in full on April 26, 2017, other than Mr. MacDonald’s award, which vested on a pro rata basis upon his death. The values set forth in the table were determined in accordance with FASB ASC Topic 718. For assumptions used in determining the fair value of the awards, see Note 21. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The year-end RSU balances for our directors, including accrued dividend equivalents, are:

Name	Unvested RSUs 12/31/2016
Joseph S. Cantie	3,377
Gary L. Cowger	2,027
Nicholas M. Donofrio	2,108
Mark P. Frissora	2,027
Rajiv L. Gupta	5,404
Sean O. Mahoney	2,027
Timothy M. Manganello	2,027
Ana G. Pinczuk	1,075
Thomas W. Sidlik	2,027
Bernd Wiedemann	2,027
Lawrence A. Zimmerman	2,351

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation and Human Resources Committee (the “Compensation Committee”), composed entirely of independent directors, is responsible to the Board for executive compensation at Delphi. The Compensation Committee, in consultation with management and its independent compensation consultant, oversees the Company’s executive compensation philosophy and reviews and approves compensation for executive officers (including cash compensation, equity incentives and benefits).

In this section, we describe and analyze: (1) the material components of our executive compensation programs for the “named executive officers”, or “NEOs”; (2) the material compensation decisions the Compensation Committee made for 2016 under those programs; and (3) the key factors considered in making those decisions, including 2016 Company performance. For fiscal year 2016, the NEOs were:

•	Kevin P. Clark, our President and Chief Executive Officer (“CEO”);
•	Joseph R. Massaro, our Senior Vice President and Chief Financial Officer (“CFO”), who was named to his position on March 1, 2016;
•	Majdi B. Abulaban, our Senior Vice President and President, Electrical/Electronic Architecture and President, Asia Pacific;
•	Liam Butterworth, our Senior Vice President and President, Powertrain Systems and Delphi Product & Service Solutions (“DPSS”); and
•	Jeffrey J. Owens, our Chief Technology Officer and Executive Vice President. Mr. Owens retired from Delphi on March 1, 2017.

Mark J. Murphy, our former CFO, stepped down from his position effective February 29, 2016; as such, he is also considered a NEO for fiscal year 2016. Within the Compensation Discussion and Analysis and related tables in this Proxy Statement, specific references are made to Mr. Murphy with respect to his fiscal year 2016 compensation; otherwise, references to the CFO, the NEOs or the other NEOs exclude Mr. Murphy.

Delphi’s executive compensation program is designed to attract, retain and motivate the leaders who drive the successful execution of our business strategies, which seek to balance achievement of targeted near-term results with building long-term shareholder value through sustained execution. Our focus on pay-for-performance and corporate governance aims to help ensure alignment with the interests of our shareholders, as highlighted below:

ALIGNMENT WITH SHAREHOLDERS

Pay-for-Performance
✓	We target executive compensation at our approximate peer group median and deliver compensation above or below this level as determined by performance.
✓	90% of 2016 total target annual compensation for the CEO is performance-based and 75% is granted in equity, while, on average, 78% of 2016 total target annual compensation for the other NEOs is performance-based and 58% is granted in equity.
✓	We use a structured goal-setting process for performance incentives, with multiple levels of review.
✓	NEOs’ annual incentives are based on achievement of Corporate, Divisional and individual performance goals.
✓	75% of the NEOs’ long-term incentive compensation consists of performance-based restricted stock units (“RSUs”) which only deliver value if financial and relative total shareholder return goals are met. The value of the remaining 25% of the NEOs’ long-term incentive compensation is awarded in the form of time-based RSUs and fluctuates with Delphi’s share price.
✓	Performance-based RSUs granted in 2014 achieved performance at 175% of target for the 2014 through 2016 performance period. We believe these awards and this result demonstrate our commitment to pay-for-performance.
✓	We review and analyze our pay-for-performance alignment on an annual basis.

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Compensation Discussion and Analysis (continued)

Corporate Governance
✓	We devote focused time to leadership development and succession efforts.
✓	We actively engage with our shareholders by conducting regular meetings with our major shareholders to discuss governance and executive compensation matters.
✓	Our Compensation Committee utilizes an independent compensation consultant.
✓	We disclose our performance metrics.
✓	We maintain share ownership guidelines for our NEOs and directors.
✓	The Compensation Committee is provided tally sheets to assess total compensation of our NEOs.
✓	We do not have compensation programs that encourage imprudent risk.
✓	We maintain clawback, anti-hedging and anti-pledging policies.
✓	Our equity grant practices, including burn rate and dilution, are prudent.
✓	We offer no excise tax gross-ups or tax assistance unique to our NEOs.
✓	We maintain a reasonable severance practice with market appropriate post-employment provisions, as recommended by management and approved by the Compensation Committee.
✓	We do not have any individual change in control agreements and maintain “double-trigger” vesting provisions for equity awards upon a change in control.

2016 Company Performance Highlights

Our achievements in 2016 included the following:

•	Achieved world-class employee health and safety performance through improvements in our Lost Work Day Case rate as we continue our pursuit to achieve zero safety incidents;
•	Generated gross business bookings of approximately $26 billion, based upon expected volumes and pricing;
•	Generated $1.9 billion of cash from continuing operations and net income of $1.3 billion;
•	Achieved 21.2% Total Shareholder Return over the period 2014 through 2016 and 38.1% Return on Net Assets, as adjusted for restructuring, integration, and acquisitions and divestitures;
•	Strategically positioned the Company’s product portfolio in high-growth spaces to meet consumer preferences for products that address the industry mega-trends of Safe, Green and Connected;

•

Enhanced our leading automated driving capabilities by entering into a collaborative arrangement with Mobileye N.V. to jointly develop a complete turn-key fully autonomous driving platform, and through an additional strategic investment in Quanergy Systems, Inc.;

•

Complemented and enhanced our fully reconfigurable digital display product offerings by acquiring PureDepth, Inc., a leading provider of multi-layer 3D display technology for cluster and other applications;

•	Completed the final step of our strategy to divest our former Thermal Systems business through the sale of our ownership interest in a Chinese joint venture for $62 million;
•	Completed the divestiture of our non-core Mechatronics business for $197 million;
•	Continued to optimize and increase the flexibility of our cost structure through the rotation of our global footprint; and
•	Enhanced talent and leadership development, succession planning and recruiting practices globally.

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Compensation Discussion and Analysis (continued)

Our strategic, operational and financial performance over time is reflected in our results and returns to shareholders. This performance is shown in the following financial metrics and total shareholder return charts. We have aligned our 2016 performance-based annual and long-term incentive plans for executives with these metrics:

Metric definitions:

Adjusted Net Income represents net income attributable to Delphi before discontinued operations, restructuring and other special items, including the tax impact thereon. Adjusted Net Income Per Share represents Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period.

Cash Flow Before Financing represents cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions (including the settlement of foreign currency derivatives related to the 2015 acquisition of HellermannTyton) and net proceeds from the divestiture of discontinued operations and other significant businesses.

Return on Net Assets is defined as tax-affected operating income [net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, income (loss) from discontinued operations, net of tax], divided by average continuing operations net working capital plus average continuing operations net property, plant and equipment, measured each calendar year; not adjusted for restructuring expenses that are expected to provide future benefit to the Company.

Total Shareholder Return is measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of the final year of the performance period to the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of the year prior to the beginning of the performance period, including the reinvestment of dividends, relative to the companies in the Russell 3000 Auto Parts Index.

Please see Appendix A for a reconciliation of these numbers to U.S. GAAP financial measures.

Executive Compensation Philosophy and Strategy

General Philosophy in Establishing and Making Pay Decisions. Our executive compensation programs reflect our pay-for-performance philosophy and encourage executives to make sound decisions that drive short- and long-term shareholder value creation. The Compensation Committee utilizes a

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Compensation Discussion and Analysis (continued)

combination of fixed and variable pay elements in order to achieve the following objectives:

•	Support Delphi’s overall business strategy and results as they drive long-term shareholder value creation;
•	Emphasize a pay-for-performance culture by linking incentive compensation to defined short- and long-term performance goals;
•	Attract, retain and motivate key executives by providing competitive total compensation opportunities; and
•	Align executive and investor interests by establishing market- and investor-relevant metrics that drive shareholder value creation.

Our goal for target total direct compensation (base salary, annual and long-term incentives) for our officers, including the NEOs, is to approximate the median (50th percentile) of our market. Compensation for individual roles may be positioned higher or lower than the market median where we believe it is appropriate, considering multiple factors such as each executive’s roles and responsibilities, labor market dynamics, the individual’s performance over time, and the experience and critical skills the individual may bring to his or her role with Delphi.

2016 Peer Group Analysis. To attract, retain and motivate key executives, our goal is to provide total compensation opportunities at competitive market pay rates. We have created a compensation structure based on our compensation philosophy, which approximates the median of our peer companies, but allows total compensation to vary above or below this level based on considerations such as job responsibilities, experience, and quantitative and qualitative company or individual performance factors.

We use a group of peer companies to compare NEO compensation to market. The Compensation Committee reviews and determines the composition of our peer group on an annual basis, considering input from its independent compensation consultant and management.

Delphi’s 2016 peer group consisted of the following 15 companies, whose aggregate profile was comparable to Delphi in terms of size, industry, operating characteristics and competition for executive talent.

Autoliv, Inc.	Ingersoll-Rand plc
BorgWarner Inc.	Johnson Controls, Inc.
Cummins Inc.	Lear Corporation
Danaher Corporation	Parker-Hannifin Corporation
Eaton Corporation	TE Connectivity Ltd.
Emerson Electric Co.	Textron Inc.
Honeywell International Inc.	The Goodyear Tire & Rubber Company
Illinois Tool Works, Inc.

In 2016, target total direct compensation among our NEOs, on average, was positioned within a competitive range of the peer group median. Pay adjustments are typically made when we believe that there is a market or individual performance issue that should be addressed to preserve the best interests of the shareholders.

In 2016, with advice from its independent compensation consultant, the Compensation Committee approved a change to the peer group, reducing the number of peer companies from 15 to 14. The Goodyear Tire & Rubber Company was removed from the peer group because of the differences in the nature of its current business as compared to the Company.

2016 Shareholder Engagement. During 2016, we continued to engage shareholders with respect to our governance and executive compensation practices. These outreach meetings, conducted by members of management, give us an opportunity to solicit feedback from our major institutional shareholders on a variety of topics related to corporate governance and executive compensation. This feedback provides the Company with valuable insights, which management shares with the Board, with respect to shareholders’ voting policies and priorities. We expect to continue to engage with shareholders on a regular basis to better understand and consider their views on our executive compensation programs and corporate governance practices.

2016 Say-on-Pay. At our 2016 Annual Meeting of Shareholders, we received favorable support from over 98% of votes cast on our executive compensation program. Management and the Compensation Committee reviewed our shareholders’ affirmative 2016 Say-on-Pay vote and believe it to be a strong indication of support for the Company’s executive compensation program and pay-for-performance philosophy. Therefore, the Compensation Committee continued the philosophy, compensation objectives and governing principles it has used in recent years when making decisions or adopting policies regarding executive compensation for 2016 and subsequent years.

Overview of 2016 Executive Compensation

We regularly undertake a comprehensive review of our business plan to identify strategic initiatives that should be linked to executive compensation. We also assess and review the level of risk in our company-wide compensation programs to ensure that they do not encourage imprudent risk-taking.

Elements of Executive Compensation. In line with our executive compensation philosophy, we annually provide the

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Compensation Discussion and Analysis (continued)

following primary elements of compensation to our officers, including the NEOs:

•	Base salary;
•	Annual incentive award;
•	Long-term incentive award; and
•	Other compensation, such as participation by the NEOs in defined contribution retirement plans and benefits that are the same as those provided to similarly situated non-officer employees.

Additional, non-primary elements of executive compensation, such as payments related to expatriate assignments or relocation, may be provided to a NEO. These elements are reflected in the “All Other Compensation” column of the “2016 Summary Compensation Table”.

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Compensation Discussion and Analysis (continued)

The following table outlines the primary elements of executive compensation for the NEOs and indicates how these elements relate to our key strategic objectives:

Element	Key Features	Relationship to Strategic Objectives
Total Direct Compensation

Base Salary

•   Commensurate with job responsibilities, experience, and qualitative and quantitative company or individual performance factors

•   Reviewed on a periodic basis for competitiveness and individual performance

•   Targeted at peer group median

• Attract, retain and motivate key executives by providing market-competitive fixed compensation

Annual Incentive Plan Awards

•   Compensation Committee approves a target incentive pool for each performance period based on selected financial and/or operational metrics

•   Each executive is granted a target award opportunity varying by market competitiveness and level of responsibility

•   Payouts can range between 0% and 200% of target and are determined by achievement of financial goals based on pre-established objectives (at both the Corporate and, where applicable, Division level), then adjusted to reflect individual performance achievement

•   Strategic Results Modifier (“SRM”) provides for an adjustment to individual payout levels based on an assessment of performance against strategic qualitative factors reviewed and approved by the Compensation Committee at the beginning of the performance period

• Pay-for-performance • Align executive and shareholder interests • Attract, retain and motivate key executives with market-competitive compensation opportunities

Long-Term Incentive Plan Awards

•   Target award granted commensurate with job responsibilities, market competitiveness, experience, and qualitative and quantitative company and individual performance factors

•   Issue full share unit awards, 75% weighted on company performance metrics, including use of relative total shareholder return (“TSR”), and 25% time-based, which means that the value is determined by Delphi’s share price

•    Pay-for-performance

•   Aligns executive and shareholder interests

•   Attract, retain and motivate key executives with market-competitive compensation opportunities

•   Utilizes multi-year vesting period and metrics aligned to long-term shareholder value creation including stock price performance

Other Compensation

Retirement Programs (Plan names and descriptions provided under “Other Compensation” section)

•   Qualified defined contribution plan available to all U.S. salaried employees, including executives

•   Non-qualified defined contribution plan available to eligible U.S. employees, including executives, who exceed statutory limits under our qualified defined contribution plan

•   Non-qualified defined benefit plan that was frozen in 2008

• Attract, retain and motivate key executives with market-competitive compensation opportunities

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Compensation Discussion and Analysis (continued)

2016 Target Annual Total Direct Compensation Mix. Base salary and annual and long-term incentive award opportunities are the elements of our NEOs’ total direct compensation. A majority of each NEO’s total direct compensation opportunity is comprised of performance-based pay. Our annual incentive awards and the performance-based RSUs component of our long-term incentive awards are considered performance-based pay because the payout of these awards is dependent on the achievement of specified performance goals at Corporate, Division and/or individual levels. The time-based portion of our RSU awards is retentive while also aligning with Company performance as the final value realized is based on the Company’s share price.

The significant proportion of performance-based pay align the interests of our NEO’s with Delphi’s shareholders’ interests. The mix of compensation for our CEO and other NEOs in 2016 is shown below:

2016 Target Compensation Structure. The following table depicts 2016 target annual total direct compensation opportunities for the NEOs serving as executive officers as of December 31, 2016:

Name	Base Salary ($)	Annual Incentive Target Award ($)	Long-Term Incentive Plan Target Annual Award ($)	Total ($)
Kevin P. Clark	$1,200,000	$1,800,000	$8,755,000	$11,755,000
President and Chief Executive Officer
Joseph R. Massaro	539,717	464,583	1,500,000	2,504,300
Senior Vice President and Chief Financial Officer
Majdi B. Abulaban	660,000	561,000	1,820,000	3,041,000
Senior Vice President and President, Electrical/Electronic Architecture and President, Asia Pacific
Liam Butterworth(1)	584,970	497,225	1,560,000	2,642,195
Senior Vice President and President, Powertrain Systems and DPSS
Jeffrey J. Owens	627,500	627,500	1,250,000	2,505,000
Chief Technology Officer and Executive Vice President
Mark J. Murphy	685,000	685,000	2,000,000	3,370,000
Former Chief Financial Officer and Executive Vice President

(1)	Mr. Butterworth is a Luxembourg employee and his salary and bonus are paid in Euros. U.S. Dollar amounts in this Proxy Statement with respect to Mr. Butterworth have been converted from Euros at a rate of 1.11 Dollars to one Euro. The exchange rate used was calculated by averaging exchange rates for each calendar month in 2016.

2016 Annual Compensation Determination. Individual base salaries and annual incentive targets for the NEOs are established based on the scope of each NEO’s responsibilities, individual performance, experience and market pay data. At the beginning of each year, we also define key strategic objectives each NEO is expected to achieve during that year.

2016 Base Salaries. Base salary is targeted at approximately the median of our peer group and is intended to reward and be commensurate with each NEO’s responsibilities, individual performance and experience. Our practice is to periodically make base salary adjustments, although we review compensation competitiveness annually.

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Compensation Discussion and Analysis (continued)

During 2016, our NEOs (other than Mr. Owens) received base salary adjustments. Generally, these adjustments were intended to increase the competitiveness of salary in comparison to market median. Mr. Massaro’s increase also reflects his expanded responsibilities as CFO, and Mr. Butterworth’s reflect his expanded responsibilities for DPSS. The following table summarizes the adjustments:

Name	Base Salary Adjustment Effective Date	Adjusted Base Salary ($)	Increase (Decrease) (%)
Kevin P. Clark	April 1, 2016	$1,200,000	9%
Joseph R. Massaro	March 1, 2016	555,000	20
Majdi B. Abulaban	April 1, 2016	660,000	5
Liam Butterworth	April 1, 2016	584,970	5

For the first two months of 2016, Mr. Murphy received base salary at an annual rate of $685,000, which remained unchanged from 2015. The “2016 Summary Compensation Table” displays the actual base salary amounts paid for Mr. Murphy’s two months of service in 2016 prior to his departure from Delphi.

2016 Annual Incentive Plan Awards. Our Annual Incentive Plan is designed to motivate our NEOs to drive earnings, cash flow and profitable growth by measuring the NEOs’ performance against our goals at the Corporate and relevant Division levels. The Plan is structured under the Delphi Leadership Incentive Plan (“DLIP”) so that these awards may potentially qualify for certain tax deductibility treatment under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Our NEOs’ 2016 target annual incentive awards are initially funded under a performance formula at 1% of Delphi’s net income, up to a maximum of $12 million per individual participant. The Company’s adjusted net income for 2016 was $1.719 billion; thus the maximum funding for payouts to each participant under the 2016 DLIP, subject to the Committee’s exercise of negative discretion, was approved at the $12 million maximum. The Compensation Committee then used negative discretion to determine final payouts under the DLIP to reflect the performance against the goals identified under the Annual Incentive Plan.

The Compensation Committee establishes the individual annual incentive target for each NEO at approximately the median of our peer group, but can be adjusted based on the NEO’s position, individual performance, and the size and scope of his or her responsibilities. Final payouts can range from 0% to 200% of each NEO’s annual incentive target. Mr. Murphy did not participate in the Annual Incentive Plan for 2016.

For 2016, in consideration of his promotion to CFO, Mr. Massaro’s target annual incentive was adjusted to 90% of his base salary from approximately 63% of his base salary.

The Compensation Committee, working with management and its independent compensation consultant, sets the underlying performance metrics and objectives for the preliminary annual incentive plan payout levels based on Delphi’s annual business objectives. For 2016, each NEO’s award payout was determined as follows:

•

Corporate performance metrics were weighted 100% for Messrs. Clark, Massaro and Owens. For Messrs. Abulaban and Butterworth, who are Division Presidents, Corporate and Division performance metrics were weighted 40% and 60%, respectively.

•	Individual performance was considered for adjustments to the final annual incentive payouts based on individual performance and achievements.

For 2016, both Corporate and Division underlying performance objectives were based on the following metrics which are aligned with our business strategy:

•	Corporate performance: Net Income (“NI”), Cash Flow Before Financing (“CFBF”) and Revenue Growth (Bookings).
•	Division performance: Operating Income (“OI”), Simplified Operating Cash Flow (“SOCF”) and Revenue Growth (Bookings).

The Compensation Committee selected the following weightings in 2016 for both Corporate and Division performance metrics:

	Clark, Massaro and Owens 100% Corporate	Other NEOs
Weighting (%) Performance Metrics		60% Division	40% Corporate
NI (Corporate) or OI (Division)(1)	50%	50%	50%
CFBF (Corporate) and SOCF (Division)(2)	40	40	40
Revenue Growth (Bookings)(3)	10	10	10
In addition, discretionary adjustments can be applied based on qualitative factors and considerations(4)

(1)	NI and OI are appropriate measurements of our underlying earnings for 2016 and a good indication of our overall financial performance.
(2)

CFBF and SOCF are different metrics for measuring cash. CFBF is cash flow before financing, which is defined as cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions (including the settlement of foreign currency derivatives related to the 2015 acquisition of HellermannTyton) and net proceeds from the divestiture of discontinued operations and other significant businesses. SOCF is defined, on a Divisional basis, as

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Compensation Discussion and Analysis (continued)

earnings before interest, tax, depreciation and amortization (“EBITDA”), plus or minus changes in accounts receivable, inventory and accounts payable, less capital expenditures net of proceeds from asset dispositions, plus restructuring expense, less cash expenditures for restructuring.
(3)	Revenue Growth (Bookings) is based on our future business booked in the current fiscal year. In general, in order to achieve the target performance level, a specified percentage of our planned future sales for the next two calendar years must be booked by the end of the measurement period, in this case the end of fiscal year 2016.
(4)	May be applied, in all cases subject to the maximum funding level for awards under the DLIP, based on any of the Strategic Results Modifier factors (further described below), CEO discretion with Compensation Committee approval (approved by the full Board of Directors for the CEO), and/or consideration of individual performance goals/criteria established at the beginning of the year.

For purposes of using negative discretion under the DLIP to determine preliminary NEO payouts, the NI / OI and CFBF /SOCF goals and the award payout levels related to the achievement of those goals were measured on a performance scale set by the Compensation Committee. Performance below the minimum threshold results in no payout, and performance above the maximum level is capped at a maximum total payout of 200% of the target award. For the NI /OI and CFBF / SOCF metrics the threshold, target and maximum payout levels were 50%, 100% and 200%, respectively. Revenue Growth (Bookings) is treated differently than the NI /OI and CFBF / SOCF metrics. If the Revenue Growth (Bookings) targets are achieved, the target payout for that metric is paid. If the Revenue Growth (Bookings) targets are not achieved, no portion of the Revenue Growth (Bookings) award is paid.

The 2016 performance targets by metric were:

Category	NI / OI ($ in millions)	CFBF / SOCF ($ in millions)	Revenue Growth 2017 /2018 (Bookings)
Corporate Metrics:	$1,679	$1,207	99%/91%
Division Metrics:
Electrical/Electronic Architecture	1,360	1,247	98/91
Powertrain Systems	479	340	100/91

Our Annual Incentive Plan target goals, approved by the Compensation Committee, are established to reflect our focus on growth over prior year actual outcomes, and above market growth in the performance period. With respect to the performance levels required for target payment, 2016 overall performance at the Corporate level produced an above-target payout of 103%. Performance at the Division level varied, with overall performance for Electrical/Electronic Architecture coming in above target for a payout at 101% and Powertrain coming in below target for a payout at 91%.

Following the determination of payout levels for the Corporate and Division metrics, the Compensation Committee, in conjunction with the CEO, assessed the other NEOs’ performance with respect to the Strategic Results Modifiers (“SRM”) and individual qualitative performance. The CEO did not participate in the assessment of his own performance and he was not eligible for an SRM payout.

As part of our focus on strategic priorities, the SRM was approved by the Compensation Committee at the beginning of the year as part of the Annual Incentive Plan design. The SRM can range in the aggregate from plus or minus 10% of the total Annual Incentive Plan target opportunity. The SRM allows the Compensation Committee to consider strategic factors in addition to the financial metrics under the Annual Incentive Plan. The SRM is determined based on a qualitative performance assessment and recommendation by the CEO as to each other NEO’s achievement of SRM objectives, with final approval by the Compensation Committee. For 2016, the focus areas of the SRM were:

Corporate participants:	Divisional participants:
• Talent outcomes	• Talent outcomes
• Competitive structure	• Customer diversification

In determining the final individual payouts, the Compensation Committee, in consultation with the CEO (except related to his own performance and payout), evaluated each eligible NEO’s qualitative performance in relation to the specific Division and overall Corporate performance, as applicable. Each NEO was also evaluated based on his individual achievements. The material qualitative performance achievements considered by the Compensation Committee included: for Mr. Clark, his leadership and performance in 2016 in business and technology strategy, product innovation and growth, and recruiting and fostering a high performance culture; for Mr. Massaro, his leadership and performance in 2016 in finance, business strategy, and business development; for Mr. Owens, his leadership and performance in technology strategy and development, business development, and engineering talent development; and for Messrs. Abulaban and Butterworth, for their leadership and performance in their divisions specific to product innovation, customer diversification, and operational excellence. Final award payout percentages ranged from 104% to 116% of target for our NEOs.

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Compensation Discussion and Analysis (continued)

As a result of the analysis described above, the Compensation Committee approved the following 2016 annual incentive award payments for the NEOs:

Name	Annual Incentive Plan Actual Payment for 2016 ($)(1)	Percent of Annualized Target Incentive (%)
Kevin P. Clark	$1,962,000	109%
Joseph R. Massaro(2)	540,688	116
Majdi B. Abulaban	581,490	104
Liam Butterworth	527,058	106
Jeffrey J. Owens	696,525	111

(1)	These award amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “2016 Summary Compensation Table”.
(2)	Calculated with proration due to promotion: two months service as Corporate Controller and 10 months service as CFO.

2016 Long-Term Incentive Awards. Delphi’s Long-Term Incentive Plan is designed to reward performance on long-term strategic metrics and to attract, retain and motivate participants.

Our annual equity awards include both performance-based and time-based RSUs. The time-based RSUs, which make up 25% of the NEOs’ long-term awards, vest ratably over three years, beginning on the first anniversary of the grant date. The performance-based RSUs, which make up 75% of the NEOs’ long-term awards, are settled after the results of a three-year performance period are determined. The 2016 grant vests at the end of 2018 and will be settled in early 2019 after the outcomes of the performance period are determined and approved. Each NEO may receive from 0% to 200% of his target performance-based RSU award as determined by Delphi’s performance against the following company-wide performance metrics:

Metric	Weighting (%)
Average Return on Net Assets (RONA)(1)	50%
Cumulative Net Income (NI)	25
Relative Total Shareholder Return (TSR)(2)	25

(1)	Average return on net assets is tax-affected operating income divided by average net working capital plus average net property, plant and equipment for each calendar year, as adjusted for incentive plan calculation purposes.
(2)	Relative TSR is measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2018 to the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2015, including the reinvestment of dividends, relative to the companies in Russell 3000 Auto Parts Index.

The Long-Term Incentive Plan allows for dividend equivalents to accrue on unvested RSUs; however, the dividend equivalents vest and pay out only if and to the extent that the underlying RSUs vest and pay out.

2016 Grants

The Compensation Committee established the following 2016 target long-term incentive awards for our NEOs (consisting of time-based RSUs and performance-based RSUs, as described above), taking into account scope of responsibilities, individual performance, retention considerations and market compensation data:

Name	Long-Term Incentive Plan Target Annual Award ($)
Kevin P. Clark	$8,755,000
Joseph R. Massaro	1,500,000
Majdi B. Abulaban	1,820,000
Liam Butterworth	1,560,000
Jeffrey J. Owens	1,250,000

Mr. Murphy did not receive a grant in 2016.

The target annual award approved by the Committee differs from the amounts disclosed in the “Stock Awards” column of the Summary Compensation Table because of the different methodologies used to calculate the value of the award. With respect to the CEO, the differences in value attributable to the valuation methodologies are shown below:

	Target Annual Award Value Approved by the Compensation Committee		Actual Value Reported in the Summary Compensation Table
Year	Value Approved ($)	Stock Price Used in Share Determination ($)	Value Reported ($)	Stock Price on Grant Date ($)
2016	$8,755,000	$83.63	$7,044,063	$66.72
2015	7,600,000	69.03	9,112,214	78.44

For prospective awards starting in 2017, the Committee approved a modification to the Company’s share determination methodology, which will apply the average stock price during the 10-day period prior to the date of the 2017 grant, and replaces the previous methodology which applied the average share price for the prior year’s fourth quarter. The Committee believes the use of a time frame closer to the actual date of grant to be more appropriate than using an average price established more than 60 days prior to the grant date.

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Compensation Discussion and Analysis (continued)

2014-2016 Performance-Based RSUs

In February 2017, we paid out the performance-based RSUs for the 2014-2016 performance period. The following tables set forth: (1) the threshold, target and maximum levels, as well as the actual level achieved, for each performance metric; and (2) for each NEO, the target total number of performance-based RSUs and actual number of performance-based RSUs earned.

Metric	Weighting (%)	Threshold	Target	Maximum	Actual
Average Return on Net Assets (RONA)(1)(3)	50%	29.0%	33.7%	37.3%	38.1%
Cumulative Earnings Per Share (EPS)(2)(3)	30	$10.96	$14.56	$16.36	$16.68
Relative Total Shareholder Return (TSR)	20	30th%ile	50th%ile	90th%ile	39th%ile

(1)	Average return on net assets is tax-affected adjusted operating income divided by average net working capital plus average net property, plant and equipment for each calendar year, as adjusted for incentive plan calculation purposes.
(2)	Cumulative EPS is adjusted net income divided by the weighted number of diluted shares outstanding.
(3)	Actual achievement reflects adjustments permitted for incentive plan calculation purposes.

Based on the achievement of the performance goals associated with these performance-based RSUs, the payout multiplier was 175% of the awarded target opportunity.

	Performance-based RSUs
Name	Target Total Number of Units Granted (#)	Actual Total Number of Units Earned (#)(1)
Kevin P. Clark	42,616	77,835
Joseph R. Massaro	3,673	6,738
Majdi B. Abulaban	15,558	28,537
Liam Butterworth	10,371	19,023
Jeffrey J. Owens	14,909	27,347
Mark J. Murphy(2)	15,706	28,494

(1)	Includes accrued dividend equivalents.
(2)	Mr. Murphy’s target and actual units shown are prorated due to his departure from the Company.

2016 Payments from Prior Years’ Arrangements

Mr. Butterworth received a bonus payment of $865,800 in 2016 related to an arrangement established at the time he became an officer in 2014. This amount is reported in the “Bonus” column of the “2016 Summary Compensation Table”.

2016 Payments Related to Severance

Mr. Murphy left the Company, effective February 29, 2016. He received the following cash separation payments and benefits (aggregate value of approximately $2.2 million) as set forth below.

Payments under the severance program in place at the time were:

•	An amount equal in value to 18 months of base salary ($1,027,500); and
•	An amount equal in value to 1.5 times his target annual incentive award under the Annual Incentive Plan ($1,027,500).

Payments related to the Annual Incentive Plan were:

•	An amount equal in value to the pro rata target award for the year of termination ($145,000) which otherwise would have been paid under the Annual Incentive Plan.

Mr. Murphy also received outplacement services ($30,000).

Please see footnote 7 of the “2016 Summary Compensation Table” for more information regarding Mr. Murphy’s separation-related payments, benefits and arrangements, including assumptions used in estimating these amounts.

Other Compensation

Additional compensation and benefit programs available to our NEOs are described below. Only those benefits and policies offered to the other salaried employee populations are available to our NEOs.

Salaried Retirement Savings Program (“SRSP”). Along with other eligible U. S. Delphi salaried employees and executives, our eligible NEOs participate in our broad-based and tax-qualified defined contribution plan, the SRSP, which is a qualified plan under Section 401(k) of the Internal Revenue

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Compensation Discussion and Analysis (continued)

Code (the “Code”). All contributions are subject to any contribution limits imposed by the Code.

Salaried Retirement Equalization Savings Program (“SRESP”). Under the SRESP, eligible U. S. employees receive Delphi contributions in excess of the limits imposed upon the SRSP by the Code. No guaranteed or above-market rates are earned; the investment options available are a subset of those available to all employees under the SRSP. Additional details regarding benefits and payouts under this plan are provided in the “Non-Qualified Deferred Compensation” section.

Supplemental Executive Retirement Program (“SERP”). The SERP was frozen (for purposes of credited service and compensation calculations) in 2008, as described further under the “Pension Benefits” section. Only Messrs. Abulaban and Owens are eligible for the SERP.

Other Benefits. We provide additional benefits, such as relocation and expatriate benefits to our NEOs, when applicable, and in general, these benefits are the same as those provided to similarly situated non-officer employees. For Mr. Butterworth, this includes participation in Delphi’s defined contribution plan for Luxembourg employees. The primary expatriate benefits include housing allowance, transportation allowance and tax equalization in home and host country. Additional details are covered in the “2016 Summary Compensation Table”.

Significant 2017 Compensation Decisions

The following table summarizes the key 2017 compensation decisions for the NEOs. These decisions will be discussed in more detail in the proxy statement for our 2018 annual meeting.

Delphi Automotive PLC Executive Severance Plan (the “Severance Plan”)	In 2017, the Company implemented the Severance Plan for qualifying employees. The Severance Plan provides for severance benefits in the event of a Qualifying Separation (as defined in the Severance Plan) of an Eligible Executive’s employment. Pursuant to the Severance Plan, an Eligible Executive who incurs a Qualifying Separation would be entitled to receive severance payments during the applicable severance period, unless and until the Eligible Executive is employed by another employer. The Severance Plan also provides a COBRA subsidy for a period of up to 18 months following a Qualifying Separation for U.S. executives.

Delphi Automotive PLC Executive Change In Control Severance Plan (the “Change in Control Plan”)	In 2017, the Company implemented the Change in Control Plan for qualifying employees. The Change in Control Plan provides for severance benefits in connection with a Qualifying Separation (as defined in the Change in Control Plan), including a termination upon a Change in Control (as defined in the Change in Control Plan). Pursuant to the Change in Control Plan, an Eligible Executive who incurs a Qualifying Separation would be entitled to receive a lump sum cash payment in an amount equal to the sum of (a) three times base salary in the case of the CEO and two times base salary in the case of an Eligible Executive other than the CEO; and (b) in the case of the CEO, three times the higher of the CEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control, or in the case of an Eligible Executive other than the CEO, two times the higher of the Eligible Executive’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control. In addition, an Eligible Executive who incurs a Qualifying Separation is also entitled to receive a lump sum payment representing the sum of 36 monthly COBRA premiums for the CEO and 24 monthly COBRA premiums for Eligible Executives other than the CEO.

Governance Practices

Stock Ownership Guidelines. To support better alignment of our executives’ interests with those of our shareholders, Delphi’s Board believes that our officers should maintain an appropriate level of equity interest in Delphi. To that end, our Board has adopted the following stock ownership guidelines:

•	The CEO is required to hold a minimum of five times his base salary in Delphi shares;
•	Our other most senior elected officers (generally, our other Section 16 officers, including all of our NEOs) are required to hold a minimum of three times their base salaries in Delphi shares; and
•	Our elected Corporate staff officers are required to hold a minimum of one time their base salaries in Delphi shares.

Our officers, including our NEOs, are expected to fulfill the ownership requirement within five years from the time they are appointed to their position. Until such time as the required holding is met, officers may not sell stock, subject to limited

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Compensation Discussion and Analysis (continued)

exceptions. Once the ownership requirement has been met, an officer may sell stock, provided, however, that the minimum ownership requirement must continue to be met. The Compensation Committee reviews the ownership level for covered executives each year. As of the 2016 measurement of ownership, all of our continuing NEOs, other than Mr. Massaro, were at or above the applicable ownership requirement. Mr. Massaro was promoted to CFO in 2016, and, pursuant to our stock ownership guidelines, he has five years to meet his ownership requirement.

Clawback. As a matter of policy, if our financial statements are materially misstated or in material noncompliance with any financial reporting requirement under securities laws, then the Compensation Committee will review the circumstances and determine if any participants should forfeit certain future awards or repay prior payouts. If the misstatement is due to fraud, then the participants responsible for the fraud will forfeit their rights to future awards and must repay any amounts they received from prior awards due to the fraudulent behavior. The Compensation Committee expects to update our clawback policy, as appropriate, to comply with the requirements for clawbacks under the final provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as implemented by the Securities and Exchange Commission and the New York Stock Exchange.

Restrictive Covenants. All executives, including the NEOs, are required to sign confidentiality and non-interference agreements in order to participate in the Long-Term Incentive Plan. The non-interference agreements include non-compete and non-solicitation covenants, which prohibit executives from:

•	Working for a competitor or otherwise directly or indirectly engaging in competition with us for 12 months after leaving Delphi;
•	Soliciting or hiring employees for 24 months after leaving Delphi; and
•	Soliciting customers for 24 months after leaving Delphi.

If the terms of the confidentiality and non-interference agreements are violated, Delphi has the right to cancel or rescind any final Long-Term Incentive Plan award, consistent with applicable law.

No Excise Tax Gross-Ups. We do not provide any excise tax gross-ups specific to our officer population. Certain expatriate policy and relocation provisions, applicable to all salaried employees, allow for tax gross-ups as reimbursement for additional taxes or expenses incurred due to expatriate status or relocation expenses.

No Hedging/No Pledging. The Company prohibits its directors, officers and employees from engaging in transactions having the effect of hedging the unvested portion of any equity or equity-linked award. In addition, the Company prohibits its directors, officers and employees from purchasing Company securities on margin or holding Company securities in a margin account. The Company also prohibits its directors, officers and employees from pledging the Company’s securities as collateral for a loan. The Company’s Policy Prohibiting Insider Trading is available on delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

Independent Compensation Consultant. The Compensation Committee retains Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant. The scope of the work done by CAP during 2016 for the Compensation Committee included the following:

•	Providing analyses and recommendations that inform the Compensation Committee’s decisions;
•	Preparing and evaluating market pay data and competitive position benchmarking;
•	Assisting in the design and development of Delphi’s executive compensation programs;
•	Providing updates on market compensation trends and the regulatory environment as they relate to executive compensation;
•	Reviewing various management proposals presented to the Compensation Committee related to executive compensation; and
•	Working with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment with shareholders.

The Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent CAP from independently representing the Compensation Committee. CAP does not perform other services for the Company, and will not do so without the prior consent of the Chair of the Compensation Committee. CAP meets with the Compensation Committee Chair and the Compensation Committee outside the presence of management. In addition, CAP participates in all of the Compensation Committee’s meetings and, when requested by the Compensation Committee Chair, in the preparatory meetings and the executive sessions.

Compensation Risk Assessment. Pay Governance, an independent executive compensation consulting firm, conducted a risk assessment of our compensation programs in January 2017 and concluded that our compensation policies,

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Compensation Discussion and Analysis (continued)

practices and programs do not create risks that are reasonably likely to have a material adverse effect on Delphi. The assessment included a review of our incentive plan structures, pay practices, governance process including the Compensation Committee’s oversight of such programs and interviews with executives representing Accounting, Finance, HR and Internal Audit.

The Compensation Committee and CAP reviewed the 2017 assessment and discussed the report with management. The Compensation Committee agreed that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Delphi. In doing so, the Compensation Committee also reaffirmed the following key risk mitigating factors with respect to our NEOs:

•	Mix of fixed versus variable, cash versus equity-based and short- versus long-term compensation with an emphasis on equity-based pay;
•

Incentive award opportunities, with performance-based awards capped at two times the target amount, that span both annual and overlapping, multiyear time periods and condition payout on a range of financial metrics (including total shareholder return);

•	Application of a clawback policy; and
•	Stock ownership guidelines and the prohibition of hedging and pledging.

Tax and Accounting Considerations

Section 162(m) generally limits the tax deductibility of compensation paid to the chief executive officer and each of the next three most highly compensated executive officers (excluding the CFO) that exceeds $1 million in any taxable year unless the compensation over $1 million qualifies as “performance-based” within the meaning of Section 162(m). It is our policy to structure compensation arrangements with our executive officers to potentially qualify as performance-based so as to potentially maximize the tax deductibility of that compensation for U.S. federal income tax purposes; however, there are cases where the benefit of such tax deductibility is outweighed by the need for flexibility or the attainment of other objectives. The Compensation Committee may from time to time award compensation that is not tax deductible if the Compensation Committee determines that it is in our and our shareholders’ best interests. Moreover, even if the Compensation Committee intends to grant compensation that qualifies as “performance-based” compensation for purposes of Section 162(m), the Company cannot guarantee that such compensation will so qualify or ultimately will be deductible.

COMPENSATION COMMITTEE REPORT

We, the undersigned members of the Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted,

Mark P. Frissora, Chairman

Rajiv L. Gupta

Timothy M. Manganello

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2016 SUMMARY COMPENSATION TABLE

The table below sets forth specified information regarding the compensation of the individuals who served for 2016 as President and Chief Executive Officer (Kevin P. Clark), Senior Vice President and Chief Financial Officer (Joseph R. Massaro), the next three most highly compensated executive officers (Majdi B. Abulaban, Liam Butterworth and Jeffrey J. Owens) and our former Chief Financial Officer (Mark J. Murphy).

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Kevin P. Clark(1)	2016	$1,175,000	$—	$7,044,063	$1,962,000	$—	$185,729	$10,366,792
President and Chief Executive Officer	2015	1,066,667	500,000	9,112,214	1,353,000	—	164,438	12,196,319
	2014	825,000	500,000	3,938,805	1,180,875	—	131,387	6,576,067
Joseph R. Massaro(1)	2016	539,717	—	1,206,913	540,688	—	31,995	2,319,313
Senior Vice President and Chief Financial Officer
Majdi B. Abulaban(1)	2016	$652,500	—	1,464,351	581,490	—	1,056,488	3,754,829
Senior Vice President and President, Electrical/Electronic Architecture and President, Delphi Asia Pacific	2015 2014	630,000 621,250	— —	8,489,540 1,424,843	431,047 670,057	— 23,817	834,842 941,550	10,385,429 3,681,517
Liam Butterworth(1)	2016	578,689	865,800	1,255,157	527,058	—	85,884	3,312,588
Senior Vice President and President, Powertrain Systems and DPSS	2015	553,852	577,200	5,525,333	464,860	—	119,998	7,241,243
Jeffrey J. Owens	2016	627,500	—	1,005,728	696,525	—	96,317	2,426,070
Chief Technology Officer and Executive Vice President	2015 2014	627,500 627,500	— —	1,378,857 1,365,398	627,500 840,850	— —	112,137 106,259	2,745,994 2,940,007
Mark J. Murphy	2016	142,709	—	—	—	—	2,271,255	2,413,964
Former Chief Financial Officer and Executive Vice President	2015 2014	685,000 207,576	500,000 750,000	2,397,937 2,085,477	423,200 229,475	— —	72,363 221,473	4,078,500 3,494,001

(1)	Messrs. Clark, Massaro, Abulaban and Butterworth received base salary increases in 2016. Mr. Clark’s base salary increased to $1,200,000, Mr. Massaro’s base salary increased to $555,000, Mr. Abulaban’s base salary increased to $660,000 and Mr. Butterworth’s base salary increased to $584,970. Mr. Butterworth is a Luxembourg employee and his salary, bonus and other compensation items are paid in Euros. U.S. Dollar amounts in this Proxy Statement with respect to Mr. Butterworth have been converted from Euros at a rate of 1.11 Dollars to one Euro. The exchange rate used was calculated by averaging exchange rates for each calendar month in 2016.
(2)	Base salary and annual incentive awards are eligible for deferral under the SRESP. All of the NEOs, other than Mr. Butterworth, participated in the SRESP in 2016. Total base salaries and annual incentive awards, including the deferred portions, are presented in this 2016 Summary Compensation Table. Contributions to the SRESP are displayed in the “Non-Qualified Deferred Compensation” section.
(3)	Mr. Butterworth received a bonus payment of $865,800 in 2016 related to becoming an officer in 2014.

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2016 Summary Compensation Table (continued)

(4)	The award values reflected in the “Stock Awards” column are the grant date fair values of the NEOs’ respective long-term incentive awards determined in accordance with FASB ASC Topic 718. The 2016 grant date for accounting purposes for the annual award was set at February 28, 2016, as approved by the Board of Directors and the Compensation Committee. For assumptions used in determining the fair value of these awards, see Note 21. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The award values include the value of performance-based RSUs based on target performance. Assuming maximum performance achievement and based on grant date share price, for the NEOs’ performance-based RSUs granted in 2016, the values in the “Stock Awards” column would be $12,223,371 for Mr. Clark; $2,094,275 for Mr. Massaro; $2,541,031 for Mr. Abulaban; $2,178,008 for Mr. Butterworth and $1,745,195 for Mr. Owens. Mr. Murphy did not receive a performance-based RSU award in 2016. The 2015 award value for Mr. Clark reflects his first award as CEO. Refer to page 25 for a discussion of the valuation methodology used in 2015 and 2016, which impacted the award value reported in the “Stock Awards” column. The 2015 award values reported for Messrs. Abulaban and Butterworth reflect the grant of continuity awards to help ensure retention of these executive at the time of our leadership transition.
(5)	The “Non-Equity Incentive Plan Compensation” column reflects payments made under our Annual Incentive Plan.
(6)	Messrs. Abulaban and Owens were eligible to receive benefits under the SERP during 2016. The “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for eligible NEOs reflects zero for Messrs. Abulaban and Owens per disclosure rules, but in fact they experienced a year-over-year gain in value of $14,338 and $495,407, respectively, of our estimated liability on our balance sheet. No amount in this column represents above-market or preferential earnings on non-qualified deferred compensation. Although the SERP is a frozen program (see “Pension Benefits” section) with fixed measurement parameters, the year-over-year balances change because the NEO’s age and the interest rates used to estimate the pension liability change each year.
(7)	Amounts reported in the “All Other Compensation” column for 2016 reflect the following:

Name	Delphi Contributions(a)	Life Insurance(b)	Expatriate Assignment(c)	Severance(d)	Other(e)	Total
Kevin P. Clark	$184,300	$1,429	$—	$—	$—	$185,729
Joseph R. Massaro	31,573	422	—	—	—	31,995
Majdi B. Abulaban	79,942	796	975,750	—	—	1,056,488
Liam Butterworth	48,814	4,416	—	—	32,654	85,884
Jeffrey J. Owens	94,125	2,192	—	—	—	96,317
Mark J. Murphy	41,119	136	—	2,230,000	—	2,271,255

(a)	For NEOs other than Mr. Butterworth, this column reflects Delphi’s contributions to both the qualified SRSP and the non-qualified SRESP. For all participants in the SRSP, Delphi provides a contribution of 4% of base salary and annual incentive award payment. We also provide a matching contribution equal to 50% of the participant’s contributions to the program, up to a maximum of 7% of the participant’s base salary and annual incentive award. Additional details regarding the SRESP are provided in the “Non-Qualified Deferred Compensation” section. For Mr. Butterworth, this column reflects contributions to Delphi’s defined contribution plan for eligible employees in Luxembourg. The 2016 contribution made on his behalf is based on 2016 eligible salary and is calculated as 10% of salary in excess of a threshold of 62,721 Euros.
(b)	This column reflects the aggregate incremental cost for each NEO for premium payments made regarding his life insurance policy.
(c)	Mr. Abulaban is on an expatriate assignment. The payment represented in this column includes: housing and living cost allowances of $296,441 and tax equalization payments totaling $679,309 to tax authorities in the United States and China on Mr. Abulaban’s behalf, in connection with his expatriate assignment.
(d)	For Mr. Murphy, this amount represents the value of separation payments and benefits under the severance program, consisting of (1) an amount equal in value to 18 months of base salary ($1,027,500), (2) an amount equal in value to 1.5 times his target annual incentive award under the Annual Incentive Plan ($1,027,500), (3) an amount equal in value to the pro rata Annual Incentive Plan target award for the year of termination ($145,000) and (4) outplacement services ($30,000).
(e)	For Mr. Butterworth, this amount represents a Company-provided automobile and related expenses of $30,557, and a vacation allowance. Amounts reflected for Mr. Butterworth are generally available to all similar Luxembourg-based executives or employees, and were paid in Euros and converted in this Proxy Statement to U.S. Dollars at a rate of 1.11 Dollars to one Euro. The exchange rate used was calculated by averaging exchange rates for each calendar month in 2016.

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2016 GRANTS OF PLAN-BASED AWARDS

The table below sets forth the threshold, target and maximum award payout opportunities (or full award opportunity, as applicable) for plan-based awards that were granted to our NEOs in 2016.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin P. Clark		$900,000	$1,800,000	$3,600,000
	2/28/2016							26,172	$1,746,196
	2/28/2016				39,258	78,516	157,032		5,297,867
Joseph R. Massaro		232,292	464,583	929,166
	2/28/2016							4,485	299,239
	2/28/2016				6,726	13,452	26,904		907,674
Majdi B. Abulaban		280,500	561,000	1,122,000
	2/28/2016							5,441	363,024
	2/28/2016				8,161	16,322	32,644		1,101,327
Liam Butterworth		248,613	497,225	994,450
	2/28/2016							4,664	311,182
	2/28/2016				6,995	13,990	27,980		943,975
Jeffrey J. Owens		313,750	627,500	1,255,000
	2/28/2016							3,737	249,333
	2/28/2016				5,605	11,210	22,420		756,395
Mark J. Murphy	—	—	—	—	—	—	—	—	—

(1)	These columns show the threshold, target and maximum awards payable to our NEOs under the 2016 Annual Incentive Plan. The final award is determined by both Corporate and Division performance, as well as individual performance, as determined by the Compensation Committee.
(2)	These columns show the threshold, target and maximum number of RSUs possible under the performance-based RSUs granted in 2016 pursuant to our Long-Term Incentive Plan. The actual payouts will be based on three performance metrics (Average Return on Net Assets, Cumulative Net Income and relative TSR) during the performance period from January 1, 2016 through December 31, 2018.
(3)	This column shows the number of time-based RSUs granted to our NEOs in 2016 pursuant to our Long-Term Incentive Plan excluding dividend equivalents. These time-based RSUs vest ratably over three years on the first, second and third anniversary dates of the date of grant.
(4)	This column reflects the grant date fair value of each award determined in accordance with FASB ASC Topic 718, including, for performance-based awards, the target outcome of the performance conditions, excluding the effect of estimated forfeitures and dividend equivalents. Except for the performance-based RSUs based on relative TSR (25% of the annual performance-based RSUs), the grant date value for the equity awards was determined based on the grant date closing price of our stock on the New York Stock Exchange. If the grant is issued on a non-trading day, the grant date closing price was deemed to be the closing price of our stock on the last preceding date on which any reported sale occurred. The closing price on February 26, 2016 was $66.72. The grant date fair value for the relative TSR performance-based RSUs was determined using a Monte Carlo simulation and was based on a price of $69.74 per share.

Our NEOs are (or were) parties to offer letters or employment agreements with Delphi that generally describe the compensation and benefits initially provided to them upon employment. For more information about these arrangements, refer to “Potential Payments Upon Termination or Change in Control”. For more information about the NEOs’ relative mix of salary and other compensation elements in proportion to total compensation, refer to “Compensation Discussion and Analysis — Target Annual Total Direct Compensation Mix”.

32    DELPHI AUTOMOTIVE PLC

2017 NOTICE OF MEETING AND PROXY STATEMENT

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The values displayed in the table below reflect each NEO’s outstanding long-term incentive awards as of December 31, 2016. The market values are calculated using a share price of $67.35, the December 30, 2016 closing price of our stock. The performance-based RSUs granted in 2015 and 2016, labeled with performance periods 1/1/2015-12/31/2017, 1/1/2016-12/31/2018 and 1/1/2015-12/31/2018, are presented at the maximum level of performance.

	Stock Awards
Name	Restricted Stock Unit Grant Date or Performance Period(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4),(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kevin P. Clark	2/18/2014	3,009	$202,656
	10/27/2014	1,916	129,043
	2/18/2015	18,887	1,272,039
	2/28/2016	26,509	1,785,381
	1/1/2015-12/31/2017			169,974	$11,447,749
	1/1/2016-12/31/2018			159,053	10,712,220
Joseph R. Massaro	2/18/2014	1,279	86,141
	2/18/2015	2,287	154,029
	2/28/2016	4,543	305,971
	1/1/2015-12/31/2017			6,859	461,954
	1/1/2016-12/31/2018			27,251	1,835,355
Majdi B. Abulaban	2/18/2014	1,807	121,701
	2/18/2015	3,480	234,378
	2/18/2015(6)	37,275	2,510,471
	2/28/2016	5,512	371,233
	1/1/2015-12/31/2017			31,313	2,108,931
	1/1/2015-12/31/2018(7)			74,551	5,021,010
	1/1/2016-12/31/2018			33,065	2,226,928
Liam Butterworth	2/18/2014	1,204	81,089
	2/18/2015	2,983	200,905
	2/18/2015(6)	22,365	1,506,283
	2/28/2016	4,725	318,229
	1/1/2015-12/31/2017			26,838	1,807,539
	1/1/2015-12/31/2018(7)			44,730	3,012,566
	1/1/2016-12/31/2018			28,341	1,908,766
Jeffrey J. Owens	2/18/2014	1,732	116,650
	2/18/2015	2,859	192,554
	2/28/2016	3,786	254,987
	1/1/2015-12/31/2017			25,721	1,732,309
	1/1/2016-12/31/2018			22,709	1,529,451
Mark J. Murphy	10/27/2014	213	14,346
	2/18/2015	208	14,009
	1/1/2015-12/31/2017			17,103	1,151,887

(1)	To better understand the information in this table we included the time-based RSU award grant dates and the performance periods of our performance-based RSU awards. All shares include dividend equivalents.

DELPHI AUTOMOTIVE PLC    33

2017 NOTICE OF MEETING AND PROXY STATEMENT

2016 Outstanding Equity Awards at Fiscal Year-End (continued)

(2)	This column shows the unvested time-based RSU awards as of December 31, 2016:

•	Units granted on 2/18/2014 vest on February 17, 2017.
•	Units granted on 10/27/2014 vest on February 17, 2017.
•	Units granted on 2/18/2015 vest ratably on February 17, 2017 and February 16, 2018.
•	Units granted on 2/28/2016 vest ratably on each of the first, second and third anniversaries of the grant date.

(3)	The amount shown represents the market value of awards using a per share price of $67.35, the closing price of our stock on December 30, 2016.
(4)	RSUs represent maximum performance level.
(5)	Of the awards reflected in this column, the 2015-2017 performance-based RSUs will be settled in early 2018 after the results for the three-year performance period are determined and the 2016-2018 performance-based RSUs will be settled in early 2019 after the results for the three-year performance period are determined.
(6)	Time-Based continuity awards will cliff vest on December 31, 2018.
(7)	Performance-Based continuity awards will cliff vest on December 31, 2018 based on satisfaction of the performance condition.

2016 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding vested stock awards during 2016 for our NEOs. The value realized on vesting is equal to the market price of the underlying shares on the date of vest.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Kevin P. Clark	120,758	$7,868,979
Joseph R. Massaro	10,078	658,193
Majdi B. Abulaban	33,964	2,253,640
Liam Butterworth	23,295	1,542,360
Jeffrey J. Owens	57,190	3,668,776
Mark J. Murphy	33,342	2,215,292

(1)	The shares and values listed in these columns include performance-based RSUs that were earned as of December 31, 2016, and settled on February 17, 2017.

34    DELPHI AUTOMOTIVE PLC

2017 NOTICE OF MEETING AND PROXY STATEMENT

PENSION BENEFITS

Certain executives, including Messrs. Abulaban and Owens, are eligible to receive benefits under the SERP.

The SERP is a supplemental executive defined benefit plan, which was frozen on September 30, 2008. As a result of the freeze, no new benefits have accrued and no new participants have been allowed to join the plan. This plan is a non-qualified and unfunded defined benefit plan that supplemented the benefits of an underlying qualified defined benefit pension plan assumed by the Pension Benefit Guaranty Corporation (the “PBGC”) in July 2009.

Eligibility

To qualify for participation in the SERP, eligible executives must meet both of the following requirements:

•	The executive was appointed to an executive position at the former Delphi Corporation, as of September 30, 2008; and
•	The executive was employed by Delphi on October 6, 2009, upon the formation of Delphi Automotive LLP.

To receive benefits under the SERP:

•	The executive must remain continuously employed by Delphi until the earlier of separation, death or disability; and
•

At the time of termination of employment, death or disability, the executive must have at least 10 years of service and be at least 55 years of age (unless the executive is involuntarily separated other than for cause or dies, in which event the eligible executive or the surviving spouse will begin receiving payment of benefits when the executive attains or would have attained age 55).

Service is credited as of December 31, 2006. The benefit will be paid out in the form of a five-year annuity.

Valuation Method and Assumptions

The actuarial present value of accumulated benefits for the SERP shown in the 2016 Pension Benefits table is based on benefits accrued as of September 30, 2008, the last day on which benefits were accumulated under the former Delphi Corporation’s qualified plan. The amounts reflect the method and assumptions used in calculating our pension liability under U.S. GAAP as of that date, except that each participant is assumed to remain actively employed until age 62.

The present value figures shown are estimates only; actual benefit amounts will be based on the age, interest rates, mortality rates and other circumstances in effect upon the actual termination of employment or death of the participant.

The following table sets forth information regarding benefits provided to and years of service credited to eligible NEOs under the SERP.

2016 Pension Benefits

Name(1)	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Majdi B. Abulaban	SERP	21.6	$232,393	—
Jeffrey J. Owens	SERP	32.0	4,434,036	—

(1)	Messrs. Clark, Massaro, Butterworth and Murphy joined Delphi after the SERP was closed and frozen, and are therefore ineligible for benefits under the program.
(2)	Number of years of credited service is as of December 31, 2006 and includes service with the former Delphi Corporation. Each NEO was also subject to a two-year employment requirement, commencing in October 2009, which has been met.

DELPHI AUTOMOTIVE PLC    35

2017 NOTICE OF MEETING AND PROXY STATEMENT

NON-QUALIFIED DEFERRED COMPENSATION

The SRESP is a non-qualified deferred compensation program available to a limited number of employees, including the NEOs. Under the SRESP, participants receive Delphi contributions in excess of the limits imposed upon the SRSP, our 401(k) plan, by the Internal Revenue Code.

Plan Benefits

Employees who were eligible for SRESP deferrals in 2016, including the NEOs other than Mr. Butterworth, were permitted to defer additional income above $265,000, which is the maximum income deferral level imposed upon the SRSP by the Internal Revenue Code in 2016, into a SRESP deferral account. They also received the following benefits:

•

All SRESP-eligible employees receive a Delphi contribution of 4% of their base salary and annual incentive award. This contribution occurs even if the individual does not elect to make deferrals into the SRESP; and

•

Eligible employees who made deferral contributions under the SRESP received an additional Delphi matching contribution of 50% on the individual’s voluntary deferrals up to 7% of the base salary and annual incentive award over the qualified plan limit, which constitutes a maximum contribution by Delphi of 3.5% of each eligible employee’s base salary.

Investment Options

Participants in the SRESP may select investment options for their deferred amounts. The investment options consist of a small selection of index mutual funds and do not offer any guaranteed or above-market returns.

Deferral Election Process

The SRESP deferral election process is conducted prior to the year in which eligible income is earned. For the 2016 plan, deferral elections were required to be made by December 2015. During this process, eligible employees were allowed to make deferral elections related to their 2016 base salary and any annual incentive award based on 2016 performance that would be scheduled to be paid in 2017 (but no later than March 15, 2017).

Distributions

Eligible employees must also elect a distribution date for their deferred amounts. A base salary deferral must remain deferred for a minimum of one year, and any annual incentive deferral must remain deferred for a minimum of two years.

Vesting

All employee deferrals and Delphi contributions are immediately vested.

The values displayed in the table below include contributions to the NEOs’ SRESP accounts by the NEOs and by Delphi in 2016, as well as the aggregate balances of these accounts at the end of 2016.

2016 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals Distributions ($)(4)	Aggregate Balance at Last FYE ($)
Kevin P. Clark	$158,410	$169,725	$24,723	$498,231	$822,022
Joseph R. Massaro	—	20,973	5,306	—	70,672
Majdi B. Abulaban	57,299	61,392	(1,207)	139,754	196,139
Jeffrey J. Owens	69,301	74,250	1,172	158,171	155,886
Mark J. Murphy	21,064	22,569	(957)	128,509	—

(1)	All of our NEOs, except Mr. Massaro and Mr. Butterworth who is not an eligible SRESP participant, elected to defer a portion of their salary and annual incentive awards as permitted under the SRESP. Each NEO’s total salary and annual incentive award, including these deferred amounts, is reported in the “2016 Summary Compensation Table”.
(2)	Our contributions to the NEOs’ SRESP accounts, along with contributions to the qualified SRSP, are disclosed in the “All Other Compensation” column in the “2016 Summary Compensation Table”.
(3)	Aggregate earnings represent change (including losses) in market value less any fee paid by the NEO, but none of these amounts are disclosed in the “2016 Summary Compensation Table”.
(4)	The withdrawals of our NEOs were made in accordance with the deferral election process described in this section.

36    DELPHI AUTOMOTIVE PLC

2017 NOTICE OF MEETING AND PROXY STATEMENT

POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE IN CONTROL

Employment Arrangements

We have offer letters in place with Messrs. Clark, Massaro, Abulaban and Owens. These offer letters describe our standard terms and conditions of employment and compensation and benefits provided to the individual. Mr. Clark’s offer letter also includes severance provisions, which provide for 18 months of base pay plus 1.5 times annual incentive at target in the event he is terminated by the Company without cause. Mr. Butterworth has an employment agreement that specifies the terms and conditions of his employment and compensation and benefits, that are in accordance with his employment in Luxembourg.

We have no individual change in control agreements with any of the NEOs. During 2016, the only applicable change in control provisions were those provided in our incentive plans, as described below.

Each executive who participates in the annual Long-Term Incentive Plan equity grant must sign a grant agreement, as well as a non-interference and confidentiality agreement, described above in the “Compensation Discussion and Analysis” section. The non-interference agreement includes both non-compete and non-solicitation covenants.

Annual Incentive Plan

In the event of a change in control, each executive’s annual incentive target award will be prorated for the time period between the plan start date and the effective change in control date. A payment will also be calculated for that time period based on actual performance and compared to the prorated target, with the executive receiving the larger of the two values. Payment of the award will be made by March 15 of the calendar year following the year in which a change in control occurs.

A change in control under the annual incentive plan occurs if any of the following events occur:

•

A change in ownership or control of Delphi resulting in any person or group other than Delphi or a Delphi employee benefit plan acquiring securities of Delphi possessing more than 50% of the total combined voting power of Delphi’s equity securities outstanding after such acquisition;

•	The majority of the board as of the date of the initial public offering is replaced by persons whose election was not approved by a majority of the incumbent board; or
•	The sale of all or substantially all of the assets of Delphi, in one or a series of related transactions, to any person or group other than Delphi.

If involuntarily terminated without “Cause” as defined below, each executive, including the NEOs, will also be eligible for a prorated portion of his or her annual incentive award. The period used to determine the prorated award will be the beginning of the performance period to the individual’s termination date.

Long-Term Incentive Plan

An equity award must be outstanding for one year in order to receive any benefit at termination. Upon a voluntary resignation from Delphi, including retirement, except as described below for Mr. Clark, any time-based RSUs that have not vested will be canceled. Upon a termination without cause, for good reason or due to death or disability, the time-based RSUs will be prorated over the period between the grant date and termination date. Any unvested pro-rata awards will be delivered at the next scheduled vesting date.

Upon a termination without cause, for good reason or due to retirement, death or disability, any outstanding performance-based RSUs will be prorated over the period between the grant date and termination date. The final performance payout will be determined at the end of the performance period and shares will be distributed at the time of the general distribution.

If an executive voluntarily departs (with the exception of the retirement provisions discussed above) or is terminated for cause, or in the event of any termination prior to the first anniversary of the grant date, all outstanding unvested equity awards will be canceled.

“Cause” is defined in the Long-Term Incentive Plan as:

•	Indictment for a felony or for any other crime that has or could be reasonably expected to have an adverse impact on performance of duties to Delphi or on the business or reputation of Delphi;
•	The NEO being the subject of any order regarding a fraudulent violation of securities laws;
•	Conduct in connection with employment or service that is not taken in good faith and has resulted or could reasonably be expected to result in material injury to the business or reputation of Delphi;
•	Willful violation of Delphi’s Code of Ethical Business Conduct or other material policies;
•	Willful neglect in the performance of duties for Delphi, or willful or repeated failure or refusal to perform these duties; or
•	Material breach of any applicable employment agreement.

DELPHI AUTOMOTIVE PLC    37

2017 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

“Good Reason” is defined in the Long-Term Incentive Plan as:

•	A material diminution in base salary;
•	A material diminution in authority, duties or responsibilities from those in effect immediately prior to the change in control;
•	Relocation of the NEO’s principal place of employment more than 50 miles from the location immediately prior to the change in control; or
•	Any other action or inaction that is a material breach by Delphi of the agreement under which the NEO provides services to us.

Upon a qualifying termination within two years after a change in control, or upon a change in control if a replacement award is not provided, outstanding unvested equity awards will vest as follows:

•	Time-based RSUs will vest in full; and
•

After a determination by the Compensation Committee of the Company’s performance at the time of the change in control, the number of performance-based RSUs that will vest will be equal to the greater of (a) the performance-based RSUs earned through the change in control date, or (b) 100% of the performance-based RSUs granted.

A replacement award is an award with respect to the stock of Delphi or its successor that is at least equal in value to the outstanding award, is a publicly traded security and has no less favorable terms than the outstanding award. A qualifying termination after a change in control includes any termination by Delphi without cause, or by the NEO for good reason, or due to death or disability.

Severance and SERP Payments

At the time of the formation of Delphi Automotive LLP, certain executives, including the NEOs employed at that time, Messrs. Abulaban and Owens, were required to choose between receiving consideration under our severance plan or the SERP, in the event that the executive was involuntarily terminated. This irrevocable election prevented an executive from receiving both severance and non-qualified defined benefit retirement benefits in the event of an involuntary termination. Mr. Owens was the only NEO that elected to receive consideration under the SERP. All other NEOs either elected to receive severance payments or were ineligible for the SERP and therefore are only eligible to receive a severance payment should they be involuntarily terminated.

The following table describes the payments each NEO would have earned on December 31, 2016, subject to review and approval by the Compensation Committee, had his employment terminated on such date under various scenarios, including a qualifying termination of employment after a change in control of Delphi.

38    DELPHI AUTOMOTIVE PLC

2017 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

Potential Payments upon Termination or Change in Control

		Termination Scenario
Name	Component	Voluntary Resignation / Retirement (If Eligible)(7)(8)	Involuntary (Not For Cause)	Involuntary (For Cause)	Change in Control and Termination	Death/Disability (6)(9)
Kevin P. Clark	Cash Severance(1)	$—	$4,500,000	$—	$—	$—
	Annual Incentive Plan(2)	1,962,000	1,962,000	—	1,962,000	1,962,000
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	806,387	—	3,389,049	806,387
	Long-Term Incentives —Performance-Based Restricted Stock Units(3)(4)	2,984,166	6,687,842	—	14,064,129	6,687,842
	Total	4,946,166	13,956,229	—	19,415,178	9,456,229
Joseph R. Massaro	Cash Severance(1)	—	1,581,750	—	—	—
	Annual Incentive Plan(2)	540,688	540,688	—	540,688	540,688
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	135,933	—	546,095	135,933
	Long-Term Incentives —Performance-Based Restricted Stock Units(3)(4)	258,300	407,749	—	1,406,918	407,749
	Total	798,988	2,666,120	—	2,493,701	1,084,370
Majdi B. Abulaban	Cash Severance(1)	—	1,831,500	—	—	—
	Annual Incentive Plan(2)	581,490	581,490	—	581,490	581,490
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	1,399,609	—	3,237,587	1,399,609
	Long-Term Incentives —Performance-Based Restricted Stock Units(3)(4)	1,094,100	2,977,069	—	5,772,486	2,977,069
	Total	1,675,590	6,789,668	—	9,591,563	4,958,168
Liam Butterworth	Cash Severance(1)	—	1,623,292	—	—	—
	Annual Incentive Plan(2)	527,058	527,058	—	527,058	527,058
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	871,640	—	2,106,393	871,640
	Long-Term Incentives —Performance-Based Restricted Stock Units(3)(4)	729,329	2,034,515	—	4,093,728	2,034,515
	Total	1,256,387	5,056,505	—	6,727,179	3,433,213
Jeffrey J. Owens	Cash Severance	—	—	—	—	—
	Annual Incentive Plan(2)	696,525	696,525	—	696,525	696,525
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	177,356	—	564,015	177,356
	Long-Term Incentives —Performance-Based Restricted Stock Units(3)(4)	1,608,895	1,608,895	—	2,679,296	1,608,895
	Supplemental Executive Retirement Plan (SERP)(5)(6)	4,434,036	4,434,036	—	4,434,036	4,434,036
	Total	6,739,456	6,916,812	—	8,373,872	6,916,812

(1)	In the case of a qualifying termination, Messrs. Clark, Massaro, Abulaban and Butterworth are eligible to receive severance payments equal to 18 months of base salary, plus 1.5 times the value of the annual incentive plan target award.
(2)	In all scenarios except a voluntary termination or an involuntary termination for cause, the NEO would receive a prorated annual incentive award. If the NEO voluntarily terminates employment, he must have worked on the last business day of the year in order to receive his annual incentive award; if not, the award is forfeited in its entirety. For each NEO, annual incentive award payments are subject to performance assessment and will be paid after the conclusion of the performance period.

DELPHI AUTOMOTIVE PLC    39

2017 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

(3)	The value shown is based on the market value of the award using a per-share price of $67.35, the closing price of our stock on December 30, 2016.
(4)	In the event of a qualifying termination within two years after a change in control the NEOs’ awards will vest as described under “Long-Term Incentive Plan”. Also as described under “Long-Term Incentive Plan”, if at the time of a change in control the NEOs do not receive replacement awards, their awards will vest upon the change in control regardless of whether their employment is terminated. The performance-based RSUs included represent a 100% payout of each award.
(5)	For involuntary termination without Cause, receipt of benefits under the SERP or a severance payment is dependent on the plan applicable to each NEO. Mr. Clark’s offer letter provided the terms of any severance he would receive upon an involuntary termination. Messrs. Clark, Massaro and Butterworth are ineligible for the SERP. For Mr. Owens, who elected to receive benefits through the SERP, the payment value is the same as shown in the “Pension Benefits” section.
(6)	In the event of death, an eligible NEO’s spouse would receive immediate payment through the SERP. Amounts are derived from the amounts shown in the “Pension Benefits” section. Mr. Owens is the only NEO to elect to receive severance payments under the SERP.
(7)	In the event of a voluntary termination on December 31, 2016, each NEO would receive the value of their 2014 performance-based RSUs.
(8)	As of December 31, 2016, Mr. Owens is the only NEO eligible to retire.
(9)	In the event of termination from Delphi due to disability, Messrs. Abulaban and Owens would receive the same benefit as a voluntary departure after attaining age 55 and with at least 10 years of service.

As required by Section 409A of the Internal Revenue Code, all NEOs who have elected to participate in the SRESP must wait six months to receive a payment under the plan by reason of termination of employment. Payments for departure on

December 31, 2016 would be made within 60 days after July 1, 2017. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

40    DELPHI AUTOMOTIVE PLC

2017 NOTICE OF MEETING AND PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee currently consists of Messrs. Zimmerman (Chairman), Cantie, Cowger, Mahoney, Sidlik and Wiedemann. All of the members of the Audit Committee are independent directors under the NYSE listing standards and the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that each of Messrs. Zimmerman, Cantie and Mahoney qualify as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available on Delphi’s website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

The Audit Committee selects, evaluates and, where deemed appropriate, replaces Delphi’s independent registered public accounting firm. As part of the evaluation of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, the independent registered public accounting firm’s global capabilities and independent registered public accounting firm’s technical expertise and knowledge of the Company’s global operations and industry. In connection with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except as otherwise prohibited under applicable law.

Management is responsible for Delphi’s internal controls and the financial reporting process. Delphi’s independent registered public accounting firm is responsible for performing an audit of Delphi’s consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed Delphi’s audited financial statements for the fiscal year ended December 31, 2016 and has met and held discussions with management and Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm. Management represented to the Audit Committee that Delphi’s consolidated financial statements for fiscal year 2016 were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions between the Audit Committee and EY included the matters required to be discussed by Rules on Auditing Standard No. 1301, Communications with Audit Committees, and Related and Transitional Amendments to PCAOB Standards.

The Audit Committee received the written disclosures and letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning its independence, and the Audit Committee discussed with EY the accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and EY and the Audit Committee’s review of the representation of management and the report of EY to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Delphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC.

The Audit Committee also considered whether non-audit services provided by EY during 2016 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Lawrence A. Zimmerman, Chairman

Joseph S. Cantie

Gary L. Cowger

Sean O. Mahoney

Thomas W. Sidlik

Bernd Wiedemann

DELPHI AUTOMOTIVE PLC    41

2017 NOTICE OF MEETING AND PROXY STATEMENT

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM’S FEES

The Audit Committee has a policy concerning the approval of audit and non-audit services to be provided by Delphi’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all permitted non-audit engagements, except as otherwise prohibited pursuant to the Securities Exchange Act of 1934, as amended. The Chairman of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

During 2016 and 2015, EY provided various audit, audit-related, tax and other services to Delphi. The Audit Committee pre-approved all audit services, audit-related, tax and other services provided by EY in 2016 and 2015. The following table presents fees for professional services charged by EY by type and amount for 2016 and 2015:

($ in thousands)	2016	2015
Audit fees(1)	$12,900	$12,600
Audit-related fees(2)	3,500	2,000
Total audit and audit related fees	16,400	14,600
Tax fees(3)	3,700	3,900
All other fees(4)	100	100
Total fees	$20,200	$18,600

(1)	Audit Fees — Audit fees billed or to be billed are related to EY’s audit of our annual financial statements, including the audit of internal control over financial reporting, timely interim reviews of the quarterly financial statements, statutory or other required audits, audit services performed in connection with registration statements and issuance of comfort letters and consents.
(2)	Audit-Related Fees — Audit-related services consisted primarily of employee benefit plan audits, audit services not required by statute or regulation, agreed-upon procedures required to comply with financial accounting or regulatory reporting matters, due diligence in connection with acquisitions and divestitures and other attest services.
(3)	Tax Fees — Tax fees primarily represent fees for tax planning services and tax-related compliance.
(4)	All Other Fees — All other fees relate to advisory services at certain international locations.

42    DELPHI AUTOMOTIVE PLC

2017 NOTICE OF MEETING AND PROXY STATEMENT

APPOINTMENT OF AND PAYMENT TO AUDITORS

(Resolution 13)

The Audit Committee of our Board has appointed EY as our auditors. Shareholders are requested to reappoint EY as the Company’s auditors for the period ending with the Annual Meeting of the Company to be held in 2018. Shareholders are also requested to authorize the directors to determine the fees to be paid to the auditors. Shareholders are also requested to ratify the appointment of EY as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the fiscal year ending December 31, 2017.

A representative of EY will be present at the Annual Meeting with the opportunity to make a statement if the firm desires and to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the re-appointment of Ernst & Young LLP as our auditors, to ratify their appointment as our independent registered public accounting firm and to authorize the directors to determine the fees to be paid to the auditors.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Resolution 14)

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing shareholders with the opportunity to cast an advisory, non-binding vote on the compensation of our named executive officers as disclosed in this proxy statement.

Our executive compensation programs are designed to align executive and shareholder interests by reinforcing the long-term growth, value creation and sustainability of Delphi and to ensure that the majority of compensation opportunities are a result of pay-for-performance.

The Company is presenting Resolution 14, which gives shareholders the opportunity to approve or not approve our compensation program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, the Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the Company’s compensation programs.

“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.”

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, on an advisory, non-binding basis.

DELPHI AUTOMOTIVE PLC    43

2017 NOTICE OF MEETING AND PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth in the table below is information about the number of ordinary shares held by persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) we know to be the beneficial owners of more than five percent (5%) of Delphi ordinary shares (based on 269,800,348 ordinary shares outstanding at December 31, 2016), based on information furnished by the identified persons to the SEC.

The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days of February 28, 2017.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	20,789,643	7.67%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	17,012,079	6.3%
Massachusetts Financial Services Company(3) 111 Huntington Avenue Boston, MA 02199	16,667,410	6.2%

(1)	Represents ordinary shares beneficially owned by The Vanguard Group, Inc. This information is based on a Schedule 13G/A filed with the SEC on February 9, 2017.
(2)	Represents ordinary shares beneficially owned by BlackRock, Inc. and/or certain other non-reporting entities. This information is based on a Schedule 13G/A filed with the SEC on January 23, 2017.
(3)	Represents ordinary shares beneficially owned by Massachusetts Financial Services Company. This information is based on a Schedule 13G/A filed with the SEC on February 13, 2017.

44    DELPHI AUTOMOTIVE PLC

2017 NOTICE OF MEETING AND PROXY STATEMENT

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of February 28, 2017 concerning beneficial ownership of Delphi ordinary shares by each director, nominee and each of the executive officers named in the Summary Compensation Table.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Kevin P. Clark(1)	305,736	*
Joseph R. Massaro	12,917	*
Majdi B. Abulaban(1)	47,184	*
Liam Butterworth(1)	963	*
Jeffrey S. Owens(1)	151,766	*
Joseph S. Cantie(2)	6,009	*
Gary L. Cowger(2)	35,237	*
Nicholas M. Donofrio(2)	117,925	*
Mark P. Frissora(2)	9,737	*
Rajiv L. Gupta(2)	23,554	*
Sean O. Mahoney(2)	11,993	*
Timothy M. Manganello(2)	35,469	*
Ana G ..Pinczuk(2)	1,079	*
Thomas W. Sidlik(2)	17,216	*
Bernd Wiedemann(2)	23,251	*
Lawrence A. Zimmerman(2)	13,858	*
Officers and directors as a group (21 persons)	860,070	*

*	Less than 1%.
(1)	Each of our executive officers employed by Delphi at the time of grant, including named executive officers, received RSUs in 2015, 2016 and 2017 that represent a right to receive one ordinary share pursuant to the Long-Term Incentive Plan. These unvested RSUs are not included in the table above because such shares are not issuable within 60 days.
(2)	Each of the non-employee directors received RSUs as set forth below that represent a right to receive one ordinary share pursuant to the Long-Term Incentive Plan. These RSUs vest in full on April 26, 2017 and are included in the “Security Ownership of Management” table. In addition, each RSU granted has a dividend equivalent attached to it, which will convert to shares upon the vesting of the underlying RSU on April 26, 2017. Such dividend equivalents are included in the table.

Name of Beneficial Owner	Number of RSUs
Joseph S. Cantie	3,390
Gary L. Cowger	2,035
Nicholas M. Donofrio	2,116
Mark P. Frissora	2,035
Rajiv L. Gupta	5,425
Sean O. Mahoney	2,035
Timothy M. Manganello	2,035
Ana G. Pinczuk	1,079
Thomas W. Sidlik	2,035
Bernd Wiedemann	2,035
Lawrence A. Zimmerman	2,360

DELPHI AUTOMOTIVE PLC    45

2017 NOTICE OF MEETING AND PROXY STATEMENT

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a written Related Party Transaction Policy. Pursuant to this policy, the Company’s executive officers, directors and nominees for directors must promptly disclose any actual or potential material conflict of interest to our General Counsel, who will then assess and communicate the information to the Nominating and Governance Committee for evaluation and appropriate resolution. The Nominating and Governance Committee will generally not approve or ratify a related party transaction unless it has determined that, upon consideration of all relevant information, the related party transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. If we become aware of an existing related party transaction that has not been pre-approved under our Related Party Transaction Policy, the transaction will be referred to the Nominating and Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction.

No reportable related party transactions were identified during 2016.

46    DELPHI AUTOMOTIVE PLC

2017 NOTICE OF MEETING AND PROXY STATEMENT

OTHER INFORMATION

Presentation of Accounts

Under Jersey law, the directors are required to present the accounts of the Company and the reports of the auditors before shareholders at a general meeting. Therefore, the accounts of the Company for the fiscal year ended December 31, 2016 will be presented to the shareholders at the Annual Meeting.

Other Business

Management does not know of any other matters to be brought before the Annual Meeting, except those set forth in the notice. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Shareholder Proposals for the 2018 Annual Meeting

To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with the SEC’s rules must be received by our Corporate Secretary no later than the close of business on November 14, 2017, 120 days before the one-year anniversary of the mailing date.

If you wish to bring a matter before a general meeting outside the process described above, you may do so by following the procedures set forth in the Company’s Memorandum and Articles of Association and the Companies (Jersey) Law 1991, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require our directors, executive officers and holders of more than ten percent (10%) of ordinary shares to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by our directors and executive officers, and written representations of our directors and executive officers, we believe there were no late filings for transactions occurring during 2016, other than a prior year late filing with respect to a gift of shares by Mr. Mahoney, which was due to an administrative error by a third party record keeper.

Householding

Only one copy of each of our annual report to shareholders and this proxy statement have been sent to multiple share-

holders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the annual report and proxy statement to any shareholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at Delphi Automotive PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098, or call (248) 813-2000. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Record Date

Shareholders owning Delphi ordinary shares at the close of business on February 27, 2017 (the record date) may vote at the 2017 Annual Meeting. On that date, 269,287,318 ordinary shares were outstanding. Each Ordinary Share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Voting prior to the Annual Meeting

If you are a shareholder of record, you may vote by proxy in any of the following ways:

By Internet or Telephone - If you have Internet or telephone access, you may authorize the submission of a proxy on your behalf by following the voting instructions in the materials you receive. If you vote by Internet or telephone, you should not return your proxy card.

By Mail - You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.

If you vote over the Internet or by telephone, your vote must be received by 1:00 a.m., Central Time, on April 25, 2017.

DELPHI AUTOMOTIVE PLC    47

2017 NOTICE OF MEETING AND PROXY STATEMENT

Other Information (continued)

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” The street name holder will provide you with instructions that you must follow in order to have your shares voted.

Changing Your Vote before the Annual Meeting

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Corporate Secretary of the Company, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098;
•	Timely delivery of a valid, later-dated proxy or later-dated vote by Internet or telephone; or
•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

Voting at the Annual Meeting

If you are a shareholder of record, you may also vote in person at the Annual Meeting or you may be represented by another person at the Annual Meeting by executing a proxy designating that person.

If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from the street name holder.

Quorum for the Annual Meeting

A quorum will consist of one or more shareholders present in person or by proxy who hold or represent shares of not less than a majority of the total voting rights of all of the shareholders entitled to vote at the Annual Meeting.

Voting Tabulation

To be approved, Resolutions 1 to 13 require a simple majority of the votes cast at the Annual Meeting in favor of each Resolution, assuming a quorum has been met. If a director does not receive a majority of the votes cast for his or her election, then that director will not be elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. A simple majority of the votes cast is also required for Resolution 14 to be considered approved, assuming a quorum has been met; however, the vote is advisory and is not binding on our Board or the Company. Abstentions are not counted as votes cast.

Broker Non-Votes

A broker non-vote occurs when the broker that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers will not have discretionary authority to vote on any matter other than Resolution 13, which is considered to be “routine” for these purposes. It is important that you cast your vote for your shares to be represented on all matters.

Attending the Annual Meeting

If you plan to attend the Annual Meeting, you must present proof that you own Delphi shares to be admitted.

Record Shareholders. If you are a record shareholder (a person who owns shares registered directly in his or her name with Computershare, Delphi’s transfer agent) and plan to attend the Annual Meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

Owners of Shares Held in Street Name. Beneficial owners of Delphi ordinary shares held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the Annual Meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

Accessing Proxy Materials on the Internet

This Proxy Statement and our 2016 Annual Report on Form 10-K are available at delphi.com.

If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and is beneficial for the environment. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

Notice and Access

The SEC permits companies to furnish proxy materials to shareholders by providing access to these documents over the

48    DELPHI AUTOMOTIVE PLC

2017 NOTICE OF MEETING AND PROXY STATEMENT

Other Information (continued)

Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. Shareholders have the ability to access, view and print the proxy materials on a website referred to in the Notice and request a printed set of proxy materials.

Proxy Solicitation

We will pay the cost for soliciting proxies for the Annual Meeting. Delphi will distribute proxy materials and follow-up reminders by mail and electronic means. We have engaged Morrow Sodali LLC (“Morrow”) at 470 West Avenue, Stamford, CT 06902 to assist with the solicitation of proxies. We will pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of up to $12,000, depending on the level of services actually provided. Certain Delphi employees, officers and directors may also solicit proxies by mail, telephone or personal visits. They will not receive any additional compensation for their services.

We will reimburse brokers, banks and other nominees for their expenses in forwarding proxy materials to beneficial owners.

Corporate Governance Information

The following documents are available on our website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance”:

•	Memorandum and Articles of Association;
•	Corporate Governance Guidelines; and
•	Board Committee Charters.

The Code of Ethical Business Conduct is available on Delphi’s website at delphi.com by clicking on the tab “Responsibility” and then the heading “Code of Ethics.”

Voting Results for the Annual Meeting

The voting results will be published in a current report on Form 8-K, which will be filed with the SEC no later than four business days after the Annual Meeting. The voting results will also be published on our website at delphi.com.

Requests for Copies of Annual Report

Delphi will furnish to shareholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC, upon receipt of a written request addressed to our Corporate Secretary at DELPHI AUTOMOTIVE PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 27, 2017

The SEC has adopted rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. Our Proxy Materials and Annual Report are available at http://www.edocumentview.com/DLPH

DELPHI AUTOMOTIVE PLC    49

2017 NOTICE OF MEETING AND PROXY STATEMENT

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

The tables below present a reconciliation of each non-GAAP financial measure to GAAP:

Adjusted Net Income and Adjusted Net Income per share:

	Year Ended December 31,
(in millions, except per share amounts)	2016	2015	2014
Net income attributable to Delphi	1,257	$1,450	$1,351
Income from discontinued operations attributable to Delphi, net of tax	(105)	(262)	(42)
Income from continuing operations attributable to Delphi	1,152	1,188	1,309
Adjusting items:
Restructuring	328	177	140
Transaction and related costs associated with acquisitions	0	43	6
Other acquisition and portfolio project costs	59	47	20
Asset impairments	30	16	7
Debt extinguishment costs	73	58	34
Reserve for Unsecured Creditors litigation	300	0	0
(Gain) loss on business divestitures, net	(141)	8	0
Contingent consideration liability fair value adjustments	3	(7)	0
Tax impact of adjusting items(a)	(85)	(35)	(24)
Adjusted net income attributable to Delphi	1,719	1,495	1,492
Weighted average number of diluted shares outstanding	273.70	286.64	301.89
Diluted net income per share from continuing operations attributable to Delphi	4.21	4.14	4.34
Adjusted net income per share	6.28	5.22	4.94

(a)	Represents the income tax impacts of the adjustments made for restructuring and other special items by calculating the income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, as well as the elimination of the net impact of deferred tax asset valuation allowance changes in estimates of $15 million of valuation allowance reversals during the three months ended December 31, 2016, and $12 million of valuation allowances recorded during the three months ended December 31, 2015.

DELPHI AUTOMOTIVE PLC    A-1

2017 NOTICE OF MEETING AND PROXY STATEMENT

Appendix A (continued)

Cash Flow Before Financing:

	Year Ended December 31,
(in millions)	2016	2015	2014
Cash flows from operating activities:
Income from continuing operations	1,218	$1,261	$1,380
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	704	540	540
Restructuring expense, net of cash paid	73	44	(22)
Working capital	(221)	(51)	82
Pension contributions	(95)	(91)	(110)
Other, net	262	(36)	175
Net cash provided by operating activities from continuing operations	1,941	1,667	2,045
Cash flows from investing activities:
Capital expenditures	(828)	(704)	(779)
Net proceeds from divestiture of discontinued operations	48	730	0
Net proceeds from business divestitures	197	11	0
Cost of business acquisitions, net of cash acquired	(15)	(1,654)	(345)
Cost of technology investments	(3)	(23)	(5)
Settlement of derivatives	(1)	0	0
Other, net	28	(10)	17
Net cash used in investing activities from continuing operations	(574)	(1,630)	(1,112)
Adjustment for net proceeds from divestiture of discontinued operations	(48)	(730)	0
Adjustment for net proceeds from divestiture of Mechatronics business	(197)	0	0
Adjustment for the cost of business acquisitions, net of cash acquired	15	1,654	345
Adjustment for settlement of derivatives related to business acquisition	15	0	0
Cash flow before financing	1,152	961	1,278

A-2    DELPHI AUTOMOTIVE PLC

001CSN265C

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 25, 2017.
Vote by Internet
• Go to www.envisionreports.com/dlph
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all director nominees and FOR Proposals 13 and 14.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Joseph S. Cantie	☐	☐	☐	02 - Kevin P. Clark	☐	☐	☐	03 - Gary L. Cowger	☐	☐	☐

	04 - Nicholas M. Donofrio	☐	☐	☐	05 - Mark P. Frissora	☐	☐	☐	06 - Rajiv L. Gupta	☐	☐	☐

	07 - Sean O. Mahoney	☐	☐	☐	08 - Timothy M. Manganello	☐	☐	☐	09 - Ana G. Pinczuk	☐	☐	☐

	10 - Thomas W. Sidlik	☐	☐	☐	11 - Bernd Wiedemann	☐	☐	☐	12 - Lawrence A. Zimmerman	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

13.	Proposal to re-appoint auditors, ratify independent public accounting firm and authorize the directors to determine the fees paid to the auditors.	☐	☐	☐	14.	Say-on-Pay - To approve, by advisory vote, executive compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                        02HZSA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Delphi Automotive PLC

Proxy Solicited by Board of Directors for the Annual Meeting of Shareholders – April 27, 2017

David M. Sherbin, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Delphi Automotive PLC to be held on April 27, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 13 and 14.

(Items to be voted appear on reverse side.)